UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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CENTENNIAL RESOURCE DEVELOPMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Centennial Resource Development, Inc.
1001 17th Street, Suite 1800
Denver, Colorado 80202
(720) 499-1400
March 19, 2020

Dear Stockholder:
You are cordially invited to attend the 2020 annual meeting of stockholders (the “Annual Meeting”) of Centennial Resource Development, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), which will be held at 10:00 a.m., Central Time, on Wednesday, April 29, 2020. The Annual Meeting will be a virtual meeting of stockholders conducted online by live audio webcast. You will be able to attend the virtual meeting, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CDEV2020. To participate in the virtual meeting, you will need the control number included on your Notice Regarding the Internet Availability of Proxy Materials or on your proxy card.
At the Annual Meeting, stockholders will be asked to (i) elect three nominees to serve on our board of directors as Class I directors, (ii) approve, by a non-binding advisory vote, our named executive officer compensation, (iii) approve and adopt an amendment and restatement of the Centennial Resource Development, Inc. 2016 Long Term Incentive Plan (the “Amended and Restated LTIP”), which, among other items, increases the number of shares of Class A common stock authorized for issuance under the existing 2016 Long Term Incentive Plan by 8,250,000 shares, (iv) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and (v) act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. These proposals are more fully described in our proxy statement.
On or about March 19, 2020, we will mail to our stockholders either a full set of paper proxy materials or a Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting (the “Notice”) containing instructions on how to access our proxy statement and our annual report for the fiscal year ended December 31, 2019 and authorize your proxy electronically via the Internet or by telephone. If you receive a Notice, it will also contain instructions on how to receive a paper copy of the proxy materials.
It is important that your shares be represented at the Annual Meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to authorize your proxy as promptly as possible, either electronically via the Internet, by telephone or, if you receive paper proxy materials, by completing and returning the enclosed proxy card, so that your shares will be voted at the Annual Meeting. This will not limit your right to attend the Annual Meeting or vote electronically during the Annual Meeting.
Thank you for your ongoing support.

Sincerely,
Mark G. Papa
Chief Executive Officer and Chairman of the Board

Centennial Resource Development, Inc.
1001 17th Street, Suite 1800
Denver, Colorado 80202
(720) 499-1400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 29, 2020

To our Stockholders:
The annual meeting of stockholders (the “Annual Meeting”) of Centennial Resource Development, Inc., a Delaware corporation (the “Company,” “we,” us” or “our”), will be held at 10:00 a.m., Central Time on Wednesday, April 29, 2020. The Annual Meeting will be a virtual meeting of stockholders conducted online by live audio webcast. You will be able to attend the virtual meeting, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CDEV2020. To participate in the virtual meeting, you will need the control number included on your Notice Regarding the Internet Availability of Proxy Materials or on your proxy card.
The Annual Meeting is being held for the following purposes:

1.
To elect three directors to our board of directors, each to serve as a Class I director for a term of three years expiring at our annual meeting of stockholders to be held in 2023 and until his or her successor is duly elected and qualified. The following persons have been nominated as Class I directors:

•Maire A. Baldwin;
•Steven J. Shapiro; and
•Robert M. Tichio.

2.	To approve, by a non-binding advisory vote, our named executive officer compensation;

3.
To approve and adopt an amendment and restatement of the Centennial Resource Development, Inc. 2016 Long Term Incentive Plan (the “Amended and Restated LTIP”), which, among other items, increases the number of shares of Class A common stock authorized for issuance under the existing 2016 Long Term Incentive Plan by 8,250,000 shares;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on March 11, 2020, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting.
Whether or not you expect to attend the Annual Meeting, we urge you to authorize your proxy electronically via the Internet, by telephone or, if you received paper proxy materials, by completing and returning the enclosed proxy card. Voting instructions are provided in the Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting or, if you received paper proxy materials, printed on your proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the Annual Meeting, and stockholders who attend the Annual Meeting may withdraw their proxies and vote electronically during the Annual Meeting.

By Order of the Board of Directors,
Mark G. Papa
Chief Executive Officer and Chairman of the Board

Denver, Colorado
March 19, 2020

CENTENNIAL RESOURCE DEVELOPMENT, INC.
1001 17th Street, Suite 1800
Denver, Colorado 80202

PROXY STATEMENT
FOR
2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 29, 2020

This proxy statement is being furnished by and on behalf of the board of directors of Centennial Resource Development, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), in connection with the solicitation of proxies to be voted at the Company’s 2020 annual meeting of stockholders (the “Annual Meeting”). The date, time and place of the Annual Meeting are as follows:
Date:    April 29, 2020
Time:    10:00 a.m. (Central Time)
Place:     Online at www.virtualshareholdermeeting.com/CDEV2020
At the Annual Meeting, the Company’s stockholders will be asked to:

•
Elect three directors to our board of directors, each to serve as a Class I director for a term of three years expiring at our annual meeting of stockholders to be held in 2023 and until his or her successor is duly elected and qualified. The following persons have been nominated as Class I directors:

•	Maire A. Baldwin;

•	Steven J. Shapiro; and

•	Robert M. Tichio.

•	Approve, by a non-binding advisory vote, the Company’s named executive officer compensation;

•
Approve and adopt an amendment and restatement of the Centennial Resource Development, Inc. 2016 Long Term Incentive Plan (the “Amended and Restated LTIP”), which, among other items, increases the number of shares of Class A common stock authorized for issuance under the existing 2016 Long Term Incentive Plan by 8,250,000 shares;

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

•	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Our principal executive offices are located at 1001 17th Street, Suite 1800, Denver, Colorado 80202, and our telephone number is (720) 499-1400.
We are furnishing the proxy materials for the Annual Meeting by mailing to our stockholders either a full set of paper proxy materials or a Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting (the “Notice”). The paper proxy materials and the Notice will first be mailed to stockholders on or about March 19, 2020.

GENERAL INFORMATION ABOUT THE MEETING
In this section of the proxy statement, we answer some common questions regarding the Annual Meeting and the voting of shares of our Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and, together with the Class A Common Stock, the “Common Stock”), at the Annual Meeting.
Where and when will the Annual Meeting be held?
The Annual Meeting will be held at 10:00 a.m., Central Time on Wednesday, April 29, 2020. The Annual Meeting will be a virtual meeting of stockholders conducted online by live audio webcast. There will not be any physical, in-person meeting. You will be able to attend the virtual meeting by visiting www.virtualshareholdermeeting.com/CDEV2020. To participate in the virtual meeting, you will need the control number included on your Notice Regarding the Internet Availability of Proxy Materials or on your proxy card.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting in the mail instead of a paper copy of the proxy materials?
The United States Securities and Exchange Commission (the “SEC”) has approved rules (the “e-proxy rules”) allowing companies to furnish proxy materials, including this proxy statement and our annual report for the fiscal year ended December 31, 2019, to our stockholders by providing access to such documents on the Internet instead of mailing paper copies. We believe these e-proxy rules provide a convenient and quick way in which our stockholders can access the proxy materials and vote their shares of Common Stock, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. Accordingly, certain of our stockholders will receive a Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting (the “Notice”) and will not receive paper copies of the proxy materials unless they request them. Instead, the Notice will provide such stockholders with notice of the Annual Meeting and will also provide instructions regarding how such stockholders can access and review all of the proxy materials on the Internet. The Notice also provides instructions as to how you may submit your proxy electronically via the Internet or by telephone. If you received the Notice and you would instead prefer to receive a paper or electronic copy of the proxy materials, you should follow the instructions for requesting such materials that are provided in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.
Why did you send me the proxy materials or the Notice?
We sent you the proxy materials or the Notice because we are holding our Annual Meeting and our board of directors (the “Board”) is asking for your proxy to vote your shares of Common Stock at the Annual Meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the Annual Meeting.
Can I vote my shares of Common Stock by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to authorize your proxy electronically via the Internet, by telephone or by requesting and returning a paper proxy card, or you may vote your shares of Common Stock by submitting an electronic ballot at the meeting.
Who can vote?
You can vote your shares of Common Stock if our records show that you were the owner of the shares as of the close of business on March 11, 2020, the record date for determining the stockholders who are entitled to vote at the Annual Meeting. As of March 11, 2020, there were a total of 276,020,471 shares of Class A Common Stock and 1,034,119 shares of Class C Common Stock outstanding and entitled to vote at the Annual Meeting. You get one vote for each share of Common Stock that you own.
How is a quorum determined?
We will hold the Annual Meeting of stockholders representing the required quorum of shares of Common Stock entitled to vote authorize their proxy online or telephonically, sign and return their proxy cards or attend the Annual Meeting. The presence via live webcast or by proxy of a majority of the shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum. If you authorize your proxy online or telephonically or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to indicate your vote on the proxy card.

What is the required vote for approval?
The election of each of our Class I director nominees requires the vote of a majority of the votes cast by the stockholders present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on the results of the election of directors. We have adopted a director resignation policy whereby an incumbent director who fails to receive a majority of the votes cast during an uncontested election may be required by the Board to resign. See “Corporate Governance—Majority Voting in Director Elections” for additional information regarding the majority voting standard for uncontested director elections and our director resignation policy.
The approval by a non-binding advisory vote of our named executive officer compensation, the approval and adoption of the Amended and Restated LTIP and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm require the vote of a majority of the votes cast by the stockholders present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If you abstain for purposes of these proposals, your abstention will not be counted as a vote cast and, therefore, will not have an effect on the results of such vote. For the approval and adoption of the Amended and Restated LTIP and the approval on an advisory basis of our named executive officer compensation, broker non-votes will have no effect on the outcome of the vote. However, the rules of the NASDAQ Capital Market (the “NASDAQ”) permit brokers to vote uninstructed shares at their discretion regarding the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, so there will be no broker non-votes on the proposal.
How do I vote by proxy?
Follow the instructions on the Notice or the proxy card to authorize a proxy to vote your shares of Common Stock at the Annual Meeting electronically via the Internet or by telephone or, if you received paper proxy materials, by completing and returning the proxy card. The individuals named and designated as proxies will vote your shares of Common Stock as you instruct. You have the following choices in voting your shares of Common Stock:

•	You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

•	In voting on the election of Class I directors, you may either vote “FOR” or “AGAINST” each director.

•
You may abstain from voting on the proposal (i) to elect our Class I director nominees, (ii) to approve on an advisory basis our named executive officer compensation, (iii) to approve the adoption of the Amended and Restated LTIP and (iv) to ratify the appointment of KPMG LLP as our independent registered public accounting firm, in which case no vote will be recorded with respect to the proposal.

You may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote to (i) elect each Class I director nominee, (ii) approve on an advisory basis our named executive officer compensation, (iii) approve the adoption of the Amended and Restated LTIP and (iv) ratify the appointment of KPMG LLP as our independent registered public accounting firm.
How can I authorize my proxy online or via telephone?
In order to authorize your proxy online or via telephone, go to www.proxyvote.com or call the toll-free number reflected on the Notice, and follow the instructions. If your shares of Common Stock are held in the name of your broker, a bank or other nominee in “street name,” that party will give you instructions for voting your shares. Please have your Notice in hand when accessing the site, as it contains a control number required for access. You can authorize your proxy electronically via the Internet or by telephone at any time prior to 11:59 p.m., Eastern Time, on April 28, 2020, the day before the Annual Meeting.
If you received paper proxy materials, you may also refer to the enclosed proxy card for instructions. If you choose not to authorize your proxy electronically, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided.
What if other matters come up at the Annual Meeting?
As of the date of this proxy statement, the only matters we know of that will be voted on at the Annual Meeting are the proposals we have described herein: (i) the election of three Class I directors, (ii) the approval on an advisory basis of our named executive officer compensation, (iii) the approval of the adoption of the Amended and Restated LTIP; and (iv) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. If other matters are properly presented at the Annual Meeting, the designated proxies will vote your shares of Common Stock at their discretion.

Can I change my previously authorized vote?
Yes, you can change your vote at any time before the vote on a proposal either by executing or authorizing, dating and delivering to us a new proxy electronically via the Internet, by telephone or by mail at any time prior to 11:59 p.m., Eastern Time, on April 28, 2020, the day before the Annual Meeting, by giving us a written notice revoking your proxy card or by attending the Annual Meeting and electronically voting your shares of Common Stock during the Annual Meeting. Your attendance at the Annual Meeting will not, by itself, revoke a proxy previously given by you. We will honor the latest dated proxy.
Proxy revocation notices or new proxy cards should be sent to Centennial Resource Development, Inc., 1001 17th Street, Suite 1800, Denver, Colorado, 80202, Attention: General Counsel.
Can I vote during the Annual Meeting rather than by authorizing a proxy?
You can virtually attend the Annual Meeting and electronically vote your shares of Common Stock during the Annual Meeting; however, we encourage you to authorize your proxy to ensure that your vote is counted. Authorizing your proxy electronically or telephonically, or submitting a proxy card, will not prevent you from later attending the Annual Meeting and electronically voting your shares during the Annual Meeting.
Will my shares of Common Stock be voted if I do not provide my proxy?
Depending on the proposal, your shares of Common Stock may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the NASDAQ rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions.
Brokerage firms do not have the authority under the NASDAQ rules to vote on non-routine matters, which include the election of directors, the approval on an advisory basis of our named executive officer compensation and the approval of the adoption of the Amended and Restated LTIP. If you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted and will result in “broker non-votes.” Broker non-votes will be considered present for the purpose of determining whether we have a quorum; however, such broker non-votes will not have an effect on the election of directors, the approval on an advisory basis of our named executive officer compensation or the approval of the adoption of the Amended and Restated LTIP.
What do I do if my shares are held in “street name”?
If your shares of Common Stock are held in the name of your broker, a bank or other nominee in “street name,” that party will give you instructions for voting your shares. If your shares of Common Stock are held in “street name” and you would like to electronically vote your shares during the Annual Meeting, you must contact your broker, bank or other nominee to obtain a proxy form from the record holder of your shares.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will count the votes and will serve as the independent inspector of election.
Who pays for this proxy solicitation?
We do. The Company has engaged Morrow Sodali, to assist in the solicitation of proxies for the Annual Meeting. The Company has agreed to pay Morrow Sodali a fee of $6,500, plus disbursements. The Company will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of Common Stock and in obtaining voting instructions from those owners. In addition to sending you these materials, some of our employees or agents may contact you by telephone, by mail or in person. None of our employees will receive any extra compensation for providing those services.

Who can help with my questions?
If you have additional questions about this proxy statement or the Annual Meeting or would like to receive additional copies, without charge, of this document or our annual report for the fiscal year ended December 31, 2019, please contact:

Centennial Resource Development, Inc.
1001 17th Street, Suite 1800
Denver, Colorado, 80202
Attention: General Counsel
If you have any questions or need assistance voting your shares you may also contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue, 3rd Floor
Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call toll free (800) 662-5200

PROPOSAL 1
ELECTION OF DIRECTORS
Director Nomination Process
The Nominating and Corporate Governance Committee of our Board (the “N&CG Committee”) identifies, evaluates and recommends to our Board director candidates with the goal of identifying individuals with a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In evaluating director candidates, the N&CG Committee may also consider certain other criteria as set forth in our Corporate Governance Guidelines, including, among other things:

•	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	the candidate’s experience as a board member of another publicly held company;

•	the candidate’s professional and academic experience relevant to our industry;

•	the strength of the candidate’s leadership skills;

•	the candidate’s experience in finance and accounting and/or executive compensation practices;

•	the overall diversity of the Board; and

•	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable.
The N&CG Committee and the Board monitor the mix of specific experience, qualification and skills of our directors in order to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively.  Generally, the N&CG Committee identifies candidates through the personal, business and organizational contacts of the directors and management, but the N&CG Committee may also engage an executive search firm to assist in the process.
Our Corporate Governance Guidelines requires that each nominee for director sign and deliver to the Board an irrevocable letter of resignation that becomes effective if (a) the nominee does not receive a majority of the votes cast in an uncontested election, and (b) the Board decides to accept the resignation. The Board has received such conditional letters of resignation from each of the nominees named in Proposal 1.
Board Structure
There are currently nine directors on our Board, and the directors are divided into three equal classes. The terms of office of the three Class I directors will expire at the Annual Meeting. Each nominee is currently a director, including Steven J. Shapiro, who was appointed by the Board on October 17, 2019 (after the date of our 2019 annual meeting of stockholders). Other than Mr. Shapiro, all nominees were previously elected to the Board by our stockholders. The holder of our Series A Preferred Stock, par value $0.0001 per share, has the right to nominate and elect one additional director to our Board but has declined to do so since May 2019, when the director previously nominated and elected by such holder resigned.

The following table provides a snapshot of the current members of the Board and its committees.

					Committee Memberships
Name	Director Class	Term Expires	Director Since	Independent	Audit	Comp.	N&CG
Maire A. Baldwin*	I	2020	2016	✓	✓	☑	✓
Steven J. Shapiro	I	2020	2019	✓	✓	✓
Robert M. Tichio	I	2020	2016
Karl E. Bandtel	II	2021	2016	✓	✓		☑
Matthew G. Hyde	II	2021	2018	✓		✓	✓
Jeffrey H. Tepper	II	2021	2016	✓	☑	✓
Pierre F. Lapeyre, Jr.	III	2022	2016
David M. Leuschen	III	2022	2016
Mark G. Papa**	III	2022	2015

*     = Lead Independent Director
**     = Chairman of the Board; Mr. Papa intends to retire effective May 31, 2020 as discussed below in “Corporate Governance—Leadership Transition.”
✓    = Independent Director / Committee Member
☑    = Committee Chair
Summary of Director Qualifications
The members of the Board have a diversity of experience and a wide variety of backgrounds, skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of our stockholders. The following matrix highlights key qualifications, skills and attributes each director brings to the Board. The lack of a mark for a particular item does not mean the director does not possess that qualification or expertise. However, a mark indicates a specific area of focus or expertise that the director brings to our Board. More details on each director’s qualifications, skills and expertise are included in the director biographies on the following pages.

Name	Accounting / Financial Oversight	Business Development / M&A	ESG Oversight	Executive Leadership	E&P Industry	Finance / Capital Markets	Investor Relations	Marketing / Midstream	Public Company Board	Strategic Planning / Risk Management
Maire A. Baldwin	✓			✓	✓	✓	✓
Karl E. Bandtel	✓				✓	✓
Matthew G. Hyde		✓		✓	✓					✓
Pierre F. Lapeyre, Jr.	✓	✓			✓	✓		✓	✓	✓
David M. Leuschen		✓	✓		✓	✓		✓	✓
Mark G. Papa	✓	✓	✓	✓	✓		✓	✓	✓	✓
Steven J. Shapiro	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Jeffrey H. Tepper	✓	✓	✓			✓			✓	✓
Robert M. Tichio	✓	✓	✓		✓	✓			✓	✓
Class I Election
The three nominees for election as Class I directors are listed below. If elected, the nominees for election as Class I directors will serve on our Board for a term of three years expiring at our annual meeting of stockholders in 2023 and until their respective successors are duly elected and qualified. Each of the nominees currently serves on our Board.

Class I Nominees
The Class I nominees are as follows:

Director	Age, Principal Occupation, Business Experience, Other Directorships Held and Director Qualifications
Maire A. Baldwin (Class I)
Maire A. Baldwin, age 54, has served as a director since October 2016 and as the Lead Independent Director since 2018. Ms. Baldwin was employed as an Advisor to EOG Resources, Inc. (NYSE: EOG), an independent U.S. oil and gas company (“EOG”) from March 2015 until April 2016. Prior to that, she served as Vice President Investor Relations at EOG from 1996 to 2014. Ms. Baldwin has served as a director of the Houston Parks Board since 2011, a non-profit dedicated to developing parks and green space to the greater Houston area where she serves on several committees. She is co-founder of Pursuit, a non-profit dedicated to raising funds and awareness of adults with intellectual and developmental disabilities. Ms. Baldwin has a Master of Business Administration and a Bachelor of Arts in Economics from the University of Texas at Austin.
We believe Ms. Baldwin is qualified to serve on our Board due to her experience in the energy industry. From her executive experience with EOG, Ms. Baldwin has a deep understanding of the oil and gas industry generally and investor relations issues specifically, which we believe gives her an important insight into best practices relating to shareholder engagement and an understanding of the investment community’s expectations for public companies in our industry.

Steven J. Shapiro (Class I)
Steven J. Shapiro, age 68, has served as a director since October 2019. If Mr. Shapiro is elected at the Annual Meeting, he will continue to serve in his current role as an independent director and, following the retirement of Mark G. Papa, will become the Chairman of the Board, effective June 1, 2020.  For more information on the previously announced leadership transition, see “Corporate Governance-Leadership Transition” below.

Mr. Shapiro is a Senior Advisor to Outfitter Energy Capital, a private equity group focused on the energy industry, a position he has held since December 2016. From 2006 through December 2016, Mr. Shapiro was a Senior Advisor to TPH Partners, the legacy private equity business of Tudor, Pickering, Holt & Co. From 2000 to 2006, Mr. Shapiro held various leadership positions at Burlington Resources Inc. (“Burlington Resources”), an oil and gas exploration and production company, including Executive Vice President of Finance and Corporate Development and Executive Vice President and Chief Financial Officer. During his tenure at Burlington Resources, Mr. Shapiro also served as a member of the Office of the Chairman, the executive group responsible for setting the strategic direction of the company, and a member of the Board of Directors, positions he assumed in 2004. From 1993 to 2000, Mr. Shapiro served as Senior Vice President, Chief Financial Officer and Director at Vastar Resources, Inc. (“Vastar”), an oil and gas exploration and production company. In connection with that role, he also served on the Board of Directors of Southern Company Energy Marketing L.P. (“Southern Company”), a joint venture entity between Vastar and Southern Company focused on marketing electricity, natural gas and other energy commodities. Previously, Mr. Shapiro spent 16 years with Atlantic Richfield Company (“ARCO”), a global oil and gas company, beginning as a planning analyst in 1977 and later holding a variety of positions in ARCO’s coal and minerals businesses, including Vice President of Finance for ARCO Coal, Assistant Treasurer and Vice President for Corporate Planning for ARCO and President for ARCO Coal Australia.

Mr. Shapiro is currently a Director of Elk Meadows Resources, LLC, a private oil and gas exploration and production company, a position he has held since 2013. Mr. Shapiro also previously served from 2004 to January 2019 as a Director of Barrick Gold Corporation, a gold mining company (Nasdaq: GOLD); from 2010 to 2017 as Chairman of GeoSynFuels, LLC, a private biofuels company; from 2006 to 2012 as a Director of El Paso Corporation, an oil and gas exploration and production company; and from 2010 to 2012 as a Director of Asia Resource Minerals PLC, a coal exploration and mining company. Mr. Shapiro holds an undergraduate degree in Industrial Economics from Union College and a Master of Business Administration from Harvard University.

We believe Mr. Shapiro is qualified to serve on our Board and become the Chairman of the Board on June 1, 2020 due to his extensive industry experience. From his executive experience with Burlington Resources, Mr. Shapiro has significant oil and gas operating experience and knowledge of the complex financial issues that public companies face. Mr. Shapiro has also served on the Board of Directors of other publicly traded companies, and we believe his knowledge and experience in this area will further strengthen our Board.

Director	Age, Principal Occupation, Business Experience, Other Directorships Held and Director Qualifications
Robert M. Tichio (Class I)
Robert M. Tichio, age 42, has served as a director since October 2016. Mr. Tichio is a Partner of Riverstone and joined Riverstone in 2006. Prior to joining Riverstone, Mr. Tichio was in the Principal Investment Area of Goldman Sachs, which manages the firm’s private corporate equity investments. Mr. Tichio began his career at J.P. Morgan in the Mergers & Acquisitions group where he concentrated on assignments that included public company combinations, asset sales, takeover defenses and leveraged buyouts. In addition to serving on the boards of a number of Riverstone portfolio companies and their affiliates, Mr. Tichio has been a director of EP Energy Corporation since September 2013, Talos Energy Inc. (NYSE: TALO) since April 2012 and Pipestone Energy Corp., a Canadian publicly traded company, since January 2019. Mr. Tichio previously served as a member of the board of directors of Gibson Energy (TSE: GEI) from 2008 to 2013; Midstates Petroleum Company, Inc. from 2012 to 2015; and, Northern Blizzard Inc. from 2011 to 2017. He holds a Master of Business Administration and a Bachelor of Arts from Dartmouth College.
We believe Mr. Tichio is qualified to serve on our Board due to his capital markets and mergers and acquisitions experience. Mr. Tichio also serves as a director on the boards of other energy companies, which we believe further enhances his understanding of the industry and perspective on best practices relating to corporate governance, management and capital markets transactions.

Vote Required; Recommendation
The election of each of our Class I director nominees requires the vote of a majority of the votes cast at the Annual Meeting, which means the number of votes cast “FOR” such nominee exceeds the number of votes cast “AGAINST” such nominee. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on the outcome of the election of directors.
The Company has adopted a director resignation policy whereby an incumbent director who fails to receive a majority of the votes cast during an uncontested election may be required by the Board to resign. See “Corporate Governance—Majority Voting in Director Elections” for additional information regarding the majority voting standard for uncontested director elections and our director resignation policy.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE CLASS I DIRECTOR NOMINEES NAMED ABOVE.
Continuing Directors
The six Class II and Class III directors whose terms will continue after the Annual Meeting and will expire at our 2021 (Class II) or 2022 (Class III) annual meeting of stockholders are listed below.

Director	Age, Principal Occupation, Business Experience, Other Directorships Held and Director Qualifications
Karl E. Bandtel (Class II)
Karl E. Bandtel, age 53, has served as a director since October 2016. Mr. Bandtel was a Partner at Wellington Management Company, where he managed energy portfolios, from 1997 until June 30, 2016, when he retired. He holds a Master of Business Administration and a Bachelor of Business Administration from the University of Wisconsin-Madison.

We believe Mr. Bandtel is qualified to serve on our Board due to his extensive experience in evaluating and investing in energy companies, both public and private, and to his executive management skills developed as part of his career with Wellington Management Company.

Director	Age, Principal Occupation, Business Experience, Other Directorships Held and Director Qualifications
Matthew G. Hyde (Class II)
Matthew G. Hyde, age 64, has served as a director since January 2018. Previously, Mr. Hyde was Senior Vice President of Exploration at Concho Resources Inc. (NYSE: CXO) (“Concho”) from 2010 to 2016. After leaving Concho, Mr. Hyde was retired until joining our Board in January 2018. From 2008 to 2010, Mr. Hyde served as Concho’s Vice President of Exploration and Land. From 2001 to 2007, Mr. Hyde was an Asset Manager of Oxy Permian, a business unit of Occidental Petroleum Corporation (NYSE: OXY). Mr. Hyde served as President and General Manager of Occidental Petroleum Corporation’s international business unit in Oman from 1998 to 2001. Prior to that role, Mr. Hyde served in a variety of domestic and international exploration positions for Occidental Petroleum Corporation, including Regional Exploration Manager responsible for Latin American exploration activities. From 2008 to 2012, Mr. Hyde served in various leadership positions, including the Executive Committee and Chairman of the Board, for the New Mexico Oil & Gas Association (NMOGA), which promotes the safe and environmentally responsible development of oil and natural gas resources in New Mexico. Mr. Hyde has also served as a director of privately held Birch Permian Holdings, Inc. since April 2018. He is a graduate of the University of Vermont and the University of Massachusetts where he obtained Bachelor of Arts and Master of Science degrees, respectively, in Geology. Mr. Hyde also holds a Master of Business Administration from the University of California Los Angeles.
We believe Mr. Hyde is qualified to serve on our Board due to his extensive management and operational experience in the upstream oil and gas industry, including in the Permian and Delaware Basins.

Jeffrey H. Tepper (Class II)
Jeffrey H. Tepper, age 54, has served as a director since February 2016. Mr. Tepper is Founder of JHT Advisors LLC, an M&A advisory and investment firm. From 1990 to 2013, Mr. Tepper served in a variety of senior management and operating roles at the investment bank Gleacher & Company, Inc. and its predecessors and affiliates (“Gleacher”). Mr. Tepper was Head of Investment Banking and a member of the Firm’s Management Committee. Mr. Tepper is also Gleacher’s former Chief Operating Officer overseeing operations, compliance, technology and financial reporting. In 2001, Mr. Tepper co-founded Gleacher’s asset management activities and served as President. Gleacher managed over $1 billion of institutional capital in the mezzanine capital and hedge fund areas. Mr. Tepper served on the Investment Committees of Gleacher Mezzanine and Gleacher Fund Advisors. Between 1987 and 1990, Mr. Tepper was employed by Morgan Stanley & Co. as a financial analyst in the mergers & acquisitions and merchant banking departments. Mr. Tepper is currently a director of Alta Mesa Resources, Inc. (NASDAQ: AMR), a position he has held since March 2017 when the company was called Silver Run Acquisition Corporation II. Mr. Tepper received a Master of Business Administration from Columbia Business School and a Bachelor of Science in Economics from The Wharton School of the University of Pennsylvania with concentrations in finance and accounting.
We believe Mr. Tepper is qualified to serve on our Board due to his significant investment and financial experience, particularly as it relates to mergers and acquisitions, corporate finance, leveraged finance and asset management.

Pierre F. Lapeyre, Jr. (Class III)
Pierre F. Lapeyre, Jr., age 57, has served as a director since October 2016. Mr. Lapeyre is a Founder of Riverstone Holdings, LLC, a private equity firm specializing in energy investments (together with its affiliates, “Riverstone”) and has been a Partner/Senior Managing Director since 2000. Prior to founding Riverstone, Mr. Lapeyre was a Managing Director of Goldman Sachs in its Global Energy and Power Group. Mr. Lapeyre joined Goldman Sachs in 1986 and spent his 14-year investment banking career focused on energy and power, particularly the midstream, upstream and energy service sectors. Mr. Lapeyre has served as a non-executive board member of Riverstone Energy Limited (LSE: REL) (“REL”) since May 2013 and serves on the boards of directors or equivalent bodies of a number of public and private Riverstone portfolio companies and their affiliates. Mr. Lapeyre is currently a director of Alta Mesa Resources, Inc. (NASDAQ: AMR), a position he has held since February 2018. He has a Master of Business Administration from the University of North Carolina at Chapel Hill and a Bachelor of Science in Finance and Economics from the University of Kentucky.

We believe Mr. Lapeyre is qualified to serve on our Board due to his extensive financing, mergers and acquisitions and investing experience in the energy and power industries. Mr. Lapeyre has a deep understanding of the energy and power industries arising from his experience as a Founder and Managing Director at Riverstone and prior experience at Goldman Sachs. Furthermore, as a result of Mr. Lapeyre’s service on the boards of various energy and power companies, he is able to share best practices relating to transactions, risk oversight, shareholder engagement, corporate governance, corporate responsibility and management.

Director	Age, Principal Occupation, Business Experience, Other Directorships Held and Director Qualifications
David M. Leuschen (Class III)
David M. Leuschen, age 68, has served as a director since October 2016. Mr. Leuschen is a Founder of Riverstone and has been a Senior Managing Director since 2000. Prior to founding Riverstone, Mr. Leuschen was a Partner and Managing Director at Goldman Sachs and founder and head of the Goldman Sachs Global Energy and Power Group. Mr. Leuschen joined Goldman Sachs in 1977, became head of the Global Energy and Power Group in 1985, became a Partner of that firm in 1986 and remained with Goldman Sachs until leaving to found Riverstone in 2000. Mr. Leuschen also served as Chairman of the Goldman Sachs Energy Investment Committee, where he was responsible for screening potential investments by Goldman Sachs in the energy and power industries. Mr. Leuschen has served as a non-executive board member of REL since May 2013 and serves on the boards of directors or equivalent bodies of a number of private Riverstone portfolio companies and their affiliates. Mr. Leuschen is currently a director of Alta Mesa Resources, Inc. (NASDAQ: AMR), a position he has held since February 2018. Mr. Leuschen received a Master of Business Administration from Dartmouth’s Amos Tuck School of Business and a Bachelor of Arts from Dartmouth College.

As a founder of Riverstone, Mr. Leuschen has overseen investments in, and the operations of, various companies operating in the energy and power industries. In connection with that role and his prior experience at Goldman Sachs, Mr. Leuschen has a deep understanding of the energy and power industries and has extensive experience with capital markets and other financing transactions. Mr. Leuschen also serves as a director on the boards of various other energy and power companies, which we believe further enhances his understanding of the industry and perspective on best practices relating to corporate governance, corporate responsibility, management and capital markets transactions. For these reasons, among others, we believe Mr. Leuschen is qualified to serve as a director.

Mark G. Papa (Class III)
Mark G. Papa, age 73, has served as our Chief Executive Officer and a director since November 2015. Effective May 31, 2020, Mr. Papa will be retiring from his roles as our Chief Executive Officer, Chairman of the Board and a member of the Board. For more information on the previously announced leadership transition, see “Corporate Governance—Leadership Transition” below.

Mr. Papa previously served as an advisor to Riverstone, a position he held from February 2015 through December 2019. Prior to joining Riverstone, Mr. Papa was retired from December 2013 through February 2015. Previously, Mr. Papa was Chairman and Chief Executive Officer of EOG, from August 1999 to December 2013. Mr. Papa served as a member of EOG’s board of directors from August 1999 until December 2014. Mr. Papa worked at EOG for 32 years in various management positions. Prior to joining EOG, Mr. Papa worked at Conoco Inc. for 13 years in various engineering and management positions. Mr. Papa has also served on, and acted as Chairman of, the board of directors of Schlumberger Limited (NYSE: SLB), an international oilfield services company, since October 2018 and August 2019, respectively. Since November 2006, Mr. Papa has served on the board of Casa de Esperanza, a non-profit organization serving children in crisis situations. Mr. Papa previously served on the board of directors of Oil States Industries (NYSE: OIS), an international oilfield services company, from February 2001 to August 2018. In February 2010 and 2013, the Harvard Business Review cited Mr. Papa as one of the 100 Best Performing CEOs in the World; both times Mr. Papa was the highest ranked Global Energy CEO. Additionally, Institutional Investor magazine repeatedly ranked him as the Top Independent E&P CEO. He received a Bachelor of Science in petroleum engineering from the University of Pittsburgh and a Master of Business Administration from the University of Houston.

We believe Mr. Papa’s significant experience in the energy industry and his deep understanding of the Company and its assets make him well qualified to serve as the Chairman of our Board. Through his current role as our Chief Executive Officer and Chairman, and his prior experience with EOG and other exploration and production companies, Mr. Papa has established himself in the industry as a proven leader with a strong understanding of macro conditions in the energy industry, exploration and production techniques, as well as the operational, strategic, financial, risk and compliance issues facing a publicly traded company in the upstream oil and gas industry.

CORPORATE GOVERNANCE
Governance Highlights
We are committed to corporate governance practices that promote the long-term interests of our stockholders, strengthen our Board, foster management accountability, and help build public trust in our Company. The table below sets forth some of our most important governance highlights, which are described in more detail in this proxy statement
Board Structure and Practices

Size of Board of Directors	9	Annual Board and Committee Self-Evaluations	Yes
Number of Independent Directors	5	Diverse Board Skills and Experience	Yes
		Lead Independent Director	Yes

Board and Committee Governance; Board’s Role in Risk Oversight

Corporate Governance Guidelines	Yes	Review of Related Person Transactions	Yes
Code of Business Conduct and Ethics	Yes	Compensation Risk Assessment	Yes
Board and Audit Committee Risk Oversight	Yes	Majority Voting in Director Elections	Yes

Compensation; Stock Ownership

Annual Equity Grants to Directors	Yes	Tax Gross-Ups	No
Non-Hedging and Non-Pledging Policies	Yes	Director and Senior Management Stock Ownership Guidelines	Yes
Clawback Policy	Yes
Our website (www.cdevinc.com) includes materials that are helpful in understanding our corporate governance practices, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Policy for Related Person Transactions, Policy for Accounting-Related Complaints and charters for the committees of our Board.
Leadership Transition
On February 24, 2020, we announced that Mark G. Papa, our Chief Executive Officer and the Chairman of the Board, intends to retire, effective May 31, 2020. Mr. Papa has served as our Chief Executive Officer and the Chairman of the Board since October 2016 and has worked in the oil and gas industry for 52 years. The Board, upon the recommendation of the N&CG Committee, approved a succession plan, pursuant to which, as of June 1, 2020:

•	Sean R. Smith, our Chief Operating Officer, will succeed Mr. Papa as our Chief Executive Officer;

•	Mr. Smith will be added to our Board as a Class III director;

•	Steven J. Shapiro, an independent director on the Board, will succeed Mr. Papa as the Chairman of the Board; and

•	Matthew R. Garrison, our Vice President of Geosciences, will succeed Mr. Smith as our Chief Operating Officer.
Until June 1, 2020, Messrs. Papa, Smith, Shapiro and Garrison will continue to serve in their current roles.
Board Role in Risk Oversight
As an oil and gas exploration and production company, we encounter a variety of risks, including, among others, commodity price volatility and supply and demand risks, risks associated with rising costs of doing business, availability of capital and financing, risks associated with our development, acquisition and production activities, environmental and other regulatory risks, weather-related risks and political instability. While our senior management is responsible for the day-to-day management of the risks we face, the Board, directly and through its committees, oversees the Company’s management and, with their assistance, is actively involved in the oversight of risks that could affect the Company. Specifically, the Board is responsible for ensuring that the risk management processes designed and implemented by management are adequate to address the risks we face and function as intended. Accordingly, during the course of each year, the Board (i) reviews and approves management’s operating plans and considers any risks that could affect operating results, (ii) reviews the structure and operation of our various departments and functions and (iii) in connection with the review and approval of particular transactions and initiatives, reviews related risk analyses and mitigation plans.

The Board has delegated certain risk oversight responsibility to committees of the Board as follows: (i) the Audit Committee of the Board (the “Audit Committee”) oversees the Company’s risk assessment and risk management guidelines, policies and processes, as well as risks relating to the financial statements and financial reporting processes of the Company, meeting periodically with management, our independent auditors and our independent petroleum reservoir engineering firm to discuss the Company’s major financial risk exposures and the steps management is taking to monitor and control such exposures, including the Company’s risk assessment and risk management policies; (ii) the Compensation Committee of the Board (the “Compensation Committee”) oversees risks related to compensation arrangements for the Company’s senior management and other employees; and (iii) the N&CG Committee oversees risks related to corporate governance, including succession planning. Our senior management regularly reports to the full Board and, as appropriate, the committees of the Board regarding enterprise risk that the Company must mitigate and/or manage.
Board Independence
NASDAQ listing rules require that a majority of the board of directors of a company listed on NASDAQ be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Maire A. Baldwin, Karl E. Bandtel, Matthew G. Hyde, Steven J. Shapiro and Jeffrey H. Tepper are independent within the meaning of the NASDAQ listing rules. Further, our Board has determined that Maire A. Baldwin, Karl E. Bandtel, Steven J. Shapiro and Jeffrey H. Tepper, the current members of the Audit Committee, are independent with the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Board Leadership Structure
Mark G. Papa currently serves as our Chief Executive Officer and the Chairman of the Board, and we have no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. In connection with the retirement of Mr. Papa, the Board has decided to separate the Chairman and Chief Executive Officer roles. Beginning June 1, 2020, Mr. Smith will become our Chief Executive Officer, and Mr. Shapiro will become the Chairman of the Board. Our Board believes that separating these roles following Mr. Papa’s retirement will be the most effective leadership structure for the foreseeable future. The Board believes this leadership structure will permit the Chief Executive Officer to focus his attention on setting the Company’s strategic direction and managing our business while allowing the Chairman to function as an important liaison between management and the Board, enhancing the ability of the Board to provide oversight of the Company’s management and affairs.
Majority Vote in Director Elections
In early 2019, our Board proposed amendments to our governance documents to implement a majority voting standard in uncontested director elections, which were approved by our shareholders at the 2019 annual meeting of stockholders. As a result, election of the director nominees named in Proposal 1 requires that each director be elected by a majority of the votes cast, meaning that the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” such nominee. We believe that this majority voting standard in uncontested director elections gives our stockholders a greater voice in determining the composition of our Board than the plurality voting standard used in prior director elections. For any director election where the number of director nominees exceeds the number of directors to be elected, a plurality voting standard continues to apply pursuant to our governance documents.
Our Corporate Governance Guidelines include a director resignation policy to address the issue of any “holdover” director who is not re-elected but remains a director because his or her successor has not been elected or appointed. This policy requires each incumbent director that is nominated by the Board for re-election to tender an irrevocable resignation letter to the Board prior to the mailing of the proxy statement for the meeting at which such nominee is to be re-elected as director. If such incumbent director is not re-elected by a majority vote in an uncontested election, the N&CG Committee will consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the resignation. The Board would then, after taking into account the recommendation of the N&CG Committee, accept or reject such tendered resignation generally within 90 days following certification of the election results. Thereafter, the Company would publicly disclose the decision of the Board and, if applicable, the Board’s reasons for rejecting a tendered resignation. If a director’s tendered resignation is rejected, such director would continue to serve until a successor is elected, or until such director’s earlier removal or death. If a director’s tendered resignation is accepted, then the Board could fill any resulting vacancy or decrease the number of directors.

Lead Independent Director
Our Corporate Governance Guidelines provide that, if the Chairman of the Board is a member of management or does not otherwise qualify as independent, the independent directors may elect a Lead Independent Director. In 2018, the independent directors elected Maire A. Baldwin to serve as the Board’s Lead Independent Director, and Ms. Baldwin was re-elected for that role by the independent directors in 2019. The Lead Independent Director’s responsibilities include, but are not limited to: (i) presiding over all meetings of our Board at which the Chairman of the Board is not present, including any executive sessions of the independent directors; (ii) approving Board meeting schedules and agendas; and (iii) acting as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board.
In connection with the retirement of Mr. Papa, the Board has decided to separate the Chairman and Chief Executive Officer roles, effective as of June 1, 2020. Thereafter, Mr. Shapiro, an independent member of the Board, will serve as the Chairman of the Board, and a separate Lead Independent Director role will no longer apply.
Board Meetings
Our Board conducts its business through meetings of the Board, actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended December 31, 2019, the Board held four meetings. During the fiscal year ended December 31, 2019, no incumbent director attended fewer than 75% of the total number of meetings of the Board (including consents to action in lieu of a meeting) held during the period for which he or she has been a director.
Committees of the Board
The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the N&CG Committee. Each of the committees reports to the Board as it deems appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below.
From time to time and as necessary to address specific issues, our Board may establish other committees.
Audit Committee
The principal functions of our Audit Committee are detailed in the Audit Committee charter, which is posted on the Investor Relations portion of our website at www.cdevinc.com, and include:

•	the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•
pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•	meeting annually with our independent petroleum reservoir engineering firm and management to review the process by which our oil and gas reserves are estimated, reported and audited;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;

•	reviewing our annual audited financial statements and quarterly financial statements with management and the Company’s independent auditors prior to their final completion and filing with the SEC;

•	reviewing the program, policies and systems we have in place to monitor compliance with the Code of Business Conduct and Ethics and any ethics complaints we may receive; and

•
reviewing with management, the independent auditors and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Our Audit Committee consists of Jeffrey H. Tepper, Karl E. Bandtel, Maire A. Baldwin and Steven J. Shapiro, with Mr. Tepper serving as the Chair. We believe that Messrs. Tepper, Bandtel and Shapiro and Ms. Baldwin qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Tepper qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.
During the fiscal year ended December 31, 2019, the Audit Committee held four meetings.
Compensation Committee
The principal functions of our Compensation Committee are detailed in the Compensation Committee charter, which is posted on the Investor Relations portion of our website at www.cdevinc.com, and include:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing and approving on an annual basis the compensation of all of our non-employee directors;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation stock-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
Our Compensation Committee consists of Maire A. Baldwin, Matthew G. Hyde, Steven J. Shapiro and Jeffrey H. Tepper, with Ms. Baldwin serving as the Chair. Our Board has affirmatively determined that Ms. Baldwin and Messrs. Hyde, Shapiro and Tepper meet the definition of “independent director” for purposes of serving on a compensation committee under the NASDAQ listing rules.
The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors (independent or otherwise) to assist in carrying out its responsibilities. For information regarding the role of our Chief Executive Officer, other executive officers and compensation consultants in determining our executive and director compensation, please refer to the section entitled “Compensation Discussion and Analysis—Determination of Compensation.”
During the fiscal year ended December 31, 2019, the Compensation Committee held six meetings.
Nominating and Corporate Governance Committee
The principal functions of our N&CG Committee are detailed in the charter of the N&CG Committee, which is posted on the Investor Relations portion of our website at www.cdevinc.com, and include:

•	assisting the Board in identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•	recommending director nominees for election or for appointment to fill vacancies;

•	monitoring the independence of board of director members;

•	overseeing and approving plans for CEO succession; and

•	ensuring the availability of director education programs.
The N&CG Committee also develops and recommends to the Board corporate governance principles and practices and assists in implementing them, including conducting a regular review of our corporate governance principles and practices. The Board finds it appropriate that the N&CG Committee currently does not have a policy regarding consideration of director candidates recommended by stockholders. The N&CG Committee oversees the annual performance evaluation of the Board and the committees of the Board and makes a report to the Board on succession planning.
Our N&CG Committee consists of Karl E. Bandtel, Maire A. Baldwin and Matthew G. Hyde, with Mr. Bandtel serving as the Chair. Our Board has affirmatively determined that Messrs. Bandtel and Hyde and Ms. Baldwin meet the definition of “independent director” for purposes of serving on a nominations committee under the NASDAQ listing rules.
The N&CG Committee held seven meetings during the fiscal year ended December 31, 2019.

Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2019, no officer or employee of the Company served as a member of our Compensation Committee. None of our executive officers serve, or have served during the fiscal year ended December 31, 2019, as a member of the board of directors or compensation committee of any entity that has or had one or more executive officers serving on our Board or Compensation Committee.
Code of Business Conduct and Ethics
We have adopted a written code of ethics (the “Code of Business Conduct and Ethics”) that applies to our directors, officers and employees and that, among other purposes, is intended to assist directors, officers and employees in recognizing, avoiding and resolving ethical issues. The Code of Business Conduct and Ethics covers various topics, including the standards of honest, ethical and fair conduct, conflicts of interest, gifts and entertainment, use of company assets, disclosure requirements, compliance, reporting and accountability, insider information and trading, issues relating to health, safety and the environment, confidentiality, anti-corruption laws and others. The Code of Business Conduct and Ethics is designed to comply with SEC regulations and NASDAQ listing standards related to codes of conduct and ethics and is posted on the Investor Relations portion of our website at www.cdevinc.com. A copy of our Code of Business Conduct and Ethics is also available free of charge, upon request directed to Centennial Resource Development, Inc., 1001 17th Street, Suite 1800, Denver, Colorado, 80202, Attention: General Counsel. We intend to satisfy the disclosure requirements regarding any amendment to, or any waiver of, a provision of the Code of Business Conduct and Ethics by posting such information on our website within four business days following the date of any such amendment or waiver.
Annual Board and Committee Evaluation Process
 The Board and each of our committees conducted self-evaluations related to their performance in 2019, including an evaluation of each director. The N&CG Committee supervises the performance evaluations and uses various processes from year to year in order to solicit feedback, including Board and committee-level questionnaires prepared by each of the Board and committee members, the responses to which are used to evaluate the effectiveness of Board and committee performance and to identify areas for improvement and issues for further discussion. Following a discussion of the results of the evaluations, the Board and each committee review and discuss the evaluation results and take this information into account when assessing the qualifications of the Board and its directors, further enhancing the effectiveness of the Board and its committees over time.
Policies Relating to our Board
Stockholder Communications with the Board
All stockholders who wish to contact the Board may send written correspondence to Centennial Resource Development, Inc., 1001 17th Street, Suite 1800, Denver, Colorado, 80202, Attention: General Counsel. Communications may be addressed to an individual director, to the non-management or independent directors as a group or to the Board as a whole, marked as confidential or otherwise. Communications not submitted confidentially, which are addressed to directors that discuss business or other matters relevant to the activities of our Board, will be preliminarily reviewed by the office of the General Counsel and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the office of the General Counsel, to the director or group of directors to whom they are addressed, unless there are safety or security concerns that mitigate against further transmission.
Separate Sessions of Independent Directors
Our Corporate Governance Guidelines require the Board to hold executive sessions for the independent directors, without any non-independent directors or management present, on a regularly scheduled basis but not less than twice per year. Our independent directors met in executive session on four occasions in 2019. Each of our independent directors attended each of the executive sessions.
Director Attendance at Annual Meeting of Stockholders
Although we do not have a formal policy regarding director attendance at our annual meeting of stockholders, we encourage directors to attend. Nine board members attended the 2019 annual meeting of stockholders.
Stockholder Engagement
Stockholder engagement is a very important part of our business practices. We value our stockholders’ views on a variety of important topics, including their perspective on our operations and performance, executive compensation and environmental, social and governance initiatives, among others. In 2019, members of our Board and senior management met with stockholders owning approximately 70% of the outstanding shares of our Class A Common Stock. Listed below are highlights of actions we have taken in 2019 and early 2020 as a result of stockholder engagement and in an effort to better align our environmental, social and corporate governance practices with best practices for public companies in our industry:

•	We approved majority voting for uncontested director elections in early 2019, which was approved by our stockholders at the 2019 annual meeting of stockholders.

•	We added Steven J. Shapiro, an independent director, to our Board in 2019 following a thorough director search by the N&CG Committee.

•	We acted to separate the roles of Chairman and Chief Executive Officer following Mr. Papa’s retirement.

•	We enhanced our website disclosure in 2019 and early 2020 to better describe our environmental, social and corporate governance commitments and practices.

•	We implemented a water recycling program in 2019, which allowed for the recycling and reuse of over three million barrels of water.

•
We updated our Audit Committee Charter in 2019 to more clearly delegate authority to the Audit Committee to oversee risk exposures, risk management policies we implement and the steps taken by our management team relating to significant risk exposures.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of the Company and KPMG LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2019 (the “Audited Financial Statements”).
The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 61, as in effect on the date of this proxy statement.
The Audit Committee has: (i) considered whether non-audit services provided by KPMG LLP are compatible with its independence; (ii) received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence; and (iii) discussed with KPMG LLP its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Respectfully submitted,

The Audit Committee

Jeffrey H. Tepper (Chair)
Maire A. Baldwin
Karl E. Bandtel
Steven J. Shapiro

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis, we address our philosophy, programs and processes related to the compensation paid or awarded to our “named executive officers,” or “NEOs,” for 2019, including the elements of our compensation program for named executive officers, material compensation decisions made under that program during 2019 and the material factors considered in making those decisions. Our named executive officers include our principal executive officer, principal financial officer and our three other most highly compensated executive officers. Our named executive officers for 2019 are:

•	Mark G. Papa, Chief Executive Officer and Chairman of the Board;

•	George S. Glyphis, Vice President and Chief Financial Officer;

•	Sean R. Smith, Vice President and Chief Operating Officer;

•	Davis O. O’Connor, Vice President and General Counsel; and

•	Brent P. Jensen, Vice President and Chief Accounting Officer.
Executive Summary
Compensation Philosophy, Objectives and Rewards
Our executive compensation program has been designed to attract, motivate, reward and retain high caliber management with the skills and competencies that we believe are essential to our success and to align executive compensation with our short-term and long-term business objectives, business strategy and financial performance. To achieve our compensation objectives, we generally provide executives with a compensation package consisting primarily of the following fixed and variable elements:

Compensation Element	Compensation Objective
Annual Base Salary	Provide competitive fixed compensation based on the NEO’s title, role, experience and performance in order to attract and retain individuals with superior talent
Annual Incentive Compensation	Provide incentives to attain the Company’s and NEO’s short-term strategic, financial and operational goals
Long-Term Incentive Awards	Promote the maximization of stockholder value by aligning the interests of NEOs and stockholders for long-term value creation

Mix of Compensation Elements for our Named Executive Officers
Our executive compensation program directly links a substantial portion of the executive compensation to the Company’s performance through annual and long-term incentives. The pie charts below show the mix of compensation elements for our Chief Executive Officer and the average mix of compensation elements for our other named executive officers for 2019 based on the information included in the 2019 Summary Compensation Table. As discussed below, consistent with the approach taken in 2018 and at our Chief Executive Officer’s request, the Compensation Committee did not provide additional long-term equity grants to Mr. Papa for 2019; therefore, the “at risk” portion of his compensation was in line with 2018 levels but lower than 2017 levels. These charts highlight the substantial portion of named executive officer compensation that is “at risk” because its value is tied to the Company’s performance.
Chief Executive Officer 2019 Total Compensation Pay Mix

Other NEOs’ 2019 Total Compensation Pay Mix

Executive Compensation Highlights
We believe our executive compensation program is competitive with our compensation peer group and aligned with current compensation trends and best practices and contains features that are intended to optimize returns to our stockholders. The following table highlights several features of our compensation practices.

	What We Do		What We Don’t Do
✓	Pay for performance - each of our NEO’s total compensation is substantially weighted toward compensation that is “at risk” and tied to the performance of the Company and the NEO.	✗	Allow hedging or pledging of any Company securities by any director, officer or employee.
✓	Maintain equity ownership guidelines for our officers and directors requiring substantial Company stock ownership.	✗	Provide tax gross-ups for severance or change in control payments to our NEOs or other officers or employees.
✓	Review comparative compensation data and generally target total NEO compensation between the 50th and 75th percentile of our compensation peer group.	✗	Maintain defined benefit or supplemental executive retirement plans.
✓	Have an independent compensation consultant retained by our Compensation Committee.	✗	Utilize performance measures that we believe would encourage excessive risk taking.
✓	Have a clawback policy that is applicable to our NEOs.	✗	Provide significant perquisites to any of our NEOs or other officers.
✓	Have double-trigger change in control severance for both cash severance payments and equity vesting under our Severance Plan.	✗	Have employment agreements with our NEOs or other officers.
✓	Conduct an annual risk assessment of compensation practices to ensure avoidance of excessive risk taking.	✗	Guarantee bonuses for any of our NEOs or other officers.
✓	Have performance-based restricted stock units that are capped at target if our total stockholder return is less than or equal to zero for the applicable performance period.	✗	Permit repricing of underwater stock options without stockholder approval.
✓	Provide stockholders with annual “say-on-pay” votes
2019 Company Performance Highlights
During 2019, we achieved the following operational and financial performance highlights, among others:

•	Drove capital efficiency and cost discipline, which resulted in a substantial reduction in total capital expenditures for 2019 compared to 2018 levels;

•	Achieved the midpoint of 2019 drilling and completions capital expenditures guidance while completing 20% more wells than forecasted at the midpoint of our fiscal year 2019 guidance;

•
Achieved a 15% unlevered before-tax rate of return on our 2019 capital investment program, which was slightly below our target for 2019, and reflects an outsized decline in anticipated future commodity prices relative to our initial expectations, which was partially offset by significant improvements in capital efficiency realized during 2019;

•
Substantially outperformed production costs per barrel of oil equivalent targets for cash general and administrative expense, gathering, processing and transportation expense, cash interest expense and depreciation, depletion and amortization;

•	Increased daily oil and oil equivalent production volumes 23% and 25% from 2018 levels, respectively; significantly exceeding the midpoint of our initial fiscal year 2019 production guidance;

•	Increased total proved reserves by 15% with organic reserve replacement ratio of 243%;

•	Improved our liquidity profile by issuing $500 million in 8-year senior unsecured notes to repay credit facility borrowings; and

•	Maintained a safety and environmental track record that significantly outperformed industry average.

Compensation for our Chief Executive Officer
Since 2016, when we first became a public company, a substantial majority of total compensation awarded to Mr. Papa, our Chief Executive Officer, was in the form of stock options and restricted stock, which vest in three substantially equal annual installments following the date of grant. At Mr. Papa’s request, his base salary was not increased in 2019 and has remained unchanged since it was initially set by the Compensation Committee in 2016. Furthermore, at his request and consistent with the approach taken in 2018, the Compensation Committee did not provide any long-term incentive compensation to Mr. Papa for 2019. As a result, Mr. Papa’s total compensation for 2019 was generally in line with 2018 but substantially lower than his total compensation for 2017, as illustrated in the diagram below.
Our Chief Executive Officer’s Total Compensation (2017 - 2019)*

$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
Compensation ($ mm)
$10.0
$2.7
$2.5
2017
2018
2019
Salary
Cash Bonus
Equity Awards

*Based on total compensation as reported in the Summary Compensation Table for the applicable fiscal year.

Consideration of 2019 “Say-on-Pay” Advisory Votes
At the 2019 Annual Meeting of Stockholders, approximately 99.7% of the votes cast were in favor of the non-binding advisory vote to approve compensation for our named executive officers (commonly referred to as a “say-on-pay” vote). The Board and the Compensation Committee took the results of the “say-on-pay” vote into account when evaluating the compensation program for our named executive officers for 2019. Based in part on the level of support from our stockholders, the Compensation Committee elected not to make significant changes to the compensation programs for our named executive officers during 2019. We appreciate our stockholders’ continuing annual feedback regarding our executive pay practices, as we value our stockholders’ evaluation of our executive compensation program and policies. As discussed in more detail in Proposal 2 below, the Board has recommended that stockholders vote, on a non-binding, advisory basis, to approve the compensation of the named executive officers as described in this proxy statement. The Compensation Committee will continue to review stockholder votes on our executive compensation and determine whether to make changes to the program accordingly.

Determination of Compensation
Our executive compensation program has been designed to attract, motivate, reward and retain high caliber management with the skills and competencies we believe are essential to our success and to align executive compensation with our short-term and long-term business objectives, business strategy and financial performance. We link pay and performance to foster a culture of individual accountability and, in evaluating executive officer performance, place particular emphasis on the unlevered before-tax rate of return on our capital investment program, which is described in greater detail below in the section entitled “Annual Incentive Compensation.”
Role of the Compensation Committee
The Compensation Committee administers and determines the parameters of our executive officer compensation program, including appropriate target levels and performance measures and the allocation between short-term and long-term compensation and between cash and equity-based awards, in order to establish an overall compensation program it believes is appropriate for each named executive officer. The Compensation Committee has principal authority for determining and approving the compensation awards for our executive officers and is charged with reviewing our executive compensation policies and practices to ensure adherence to our compensation philosophies and objectives. In making decisions, the Compensation Committee takes into account, among other factors:

•	achievement of individual and Company performance goals and expectations relating to the named executive officer’s position at the Company;

•	alignment of named executive officer compensation with short-term and long-term Company performance;

•	competitiveness of compensation with compensation peer group companies, internal pay equity among individuals with similar expertise levels and experience and the unique skill sets of the individual;

•	market demand for individuals with the named executive officer’s specific expertise and experience;

•	advice, data and analysis provided by the Compensation Committee’s independent compensation consultant;

•	general industry compensation data;

•	the named executive officer’s background, experience and circumstances, including prior related work experience and training; and

•	the recommendations of the Company’s Chief Executive Officer.
The Compensation Committee generally targets total compensation opportunities for our executive officers between the 50th and 75th percentile of our compensation peer group on an aggregate basis. However, the Compensation Committee retains discretion to allow for individual adjustments based on factors and considerations specific to the individual.
Role of Compensation Consultant in Determining Executive Compensation
In determining 2019 executive compensation, the Compensation Committee received information and reports from Longnecker & Associates (“Longnecker”), an independent compensation consultant retained by the Compensation Committee. Longnecker provided data, analysis and advice to the Compensation Committee, including market information that the Compensation Committee used when determining whether our executive compensation is competitive, commensurate with the executive officers’ responsibilities and consistent with market trends in executive compensation practices for companies in our industry. Longnecker does not provide services to us other than consulting services related to the compensation and benefits of our directors, officers and employees. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Longnecker and does not believe Longnecker’s work in 2019 raised a conflict of interest.

Use of Competitive Market Data
A key objective of our executive compensation program is to ensure that the total compensation opportunities available to our executive officers are competitive with those of oil and gas exploration and production companies with whom we compete for executive talent, investment dollars and business opportunities. We maintain a peer group for executive compensation and performance reference purposes to, among other things, assist in evaluating our executive compensation program against this key objective. Our criteria for the selection of peer companies within our General Industry Classification Standard Industry Code (i.e., oil and gas exploration and production companies) include revenue, assets, market capitalization, enterprise value, location (footprint in the Permian Basin) and complexity of operations. The Compensation Committee, with input and advice from Longnecker and Company management, typically reviews the peer group on an annual basis.
In January 2019, with input and advice from Longnecker and Company management, the Compensation Committee updated the peer group used for 2019 compensation purposes. Energen Corporation, which had been a member of the 2018 peer group, ceased to be a publicly traded corporation after it was acquired by Diamondback Energy, Inc. on November 29, 2018, and was therefore removed from the 2019 peer group. As a result of the acquisition, Diamondback Energy, Inc. became a significantly larger company with a market capitalization and other financial metrics that deviated substantially from our company and the remainder of the peer group; therefore, the Compensation Committee also removed Diamondback Energy, Inc. from the 2019 peer group. In addition, in early 2019, QEP Resources Inc., which had been a member of the 2018 peer group, announced it was exploring a sales process following receipt of an acquisition offer from Elliott Management Corp., and the Compensation Committee determined to remove QEP Resources Inc. from the 2019 peer group given the perceived likelihood it would be acquired during 2019. After taking into account the removal of these companies from the peer group, Longnecker recommended adding two new companies, Jagged Peak Energy Inc. and Oasis Petroleum Inc., which each have operations in the Permian Basin and financial metrics that are aligned with those of the Company. The Compensation Committee approved these recommendations, resulting in the inclusion of the following companies in the 2019 peer group:

Callon Petroleum Company	Oasis Petroleum Inc.
Cimarex Energy Co.	Parsley Energy, Inc.
Jagged Peak Energy Inc.(1)	PDC Energy, Inc.
Laredo Petroleum, Inc.	SM Energy Company
Matador Resources Company	WPX Energy, Inc.

(1) On January 10, 2020, Jagged Peak Energy Inc. was acquired by Parsley Energy, Inc. and ceased to be a publicly traded company, and therefore ceased to be a member of our peer group on such date.
Role of Executive Officers in Determining Executive Compensation
Our Chief Executive Officer provides the Compensation Committee with a review of the performance of our executive officers, other than himself, and makes recommendations to the Compensation Committee to assist it in determining executive compensation levels, other than his own. During 2019, our Chief Executive Officer reviewed compensation assessments and data provided by Longnecker prior to and in connection with the recommendations he made to the Compensation Committee. While the Compensation Committee utilized this information and valued management’s observations with regard to compensation, the ultimate decisions regarding 2019 executive compensation were made by the Compensation Committee.
Elements of Our Executive Compensation Program
For 2019, the primary elements of our named executive officers’ compensation were base salaries, annual incentive compensation and long-term equity-based compensation.
Base Salaries
The base salaries of our named executive officers are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities and to provide a fixed base of cash compensation. Base salary is a visible and stable fixed component of our compensation program. The Compensation Committee may adjust base salaries based on a number of factors, including experience, responsibilities, individual contributions, number of years in the position and competitive data. In addition, the Compensation Committee may evaluate our named executive officers’ base salaries, together with other components of their compensation, to ensure that the executive’s total compensation is consistent with our overall compensation philosophy and market practices of our compensation peer group.
With the exception of base salary increases in connection with promotions, the Compensation Committee generally evaluates whether to increase the base salaries of our named executive officers in August of each year. In determining whether to adjust base salaries in 2019, the Compensation Committee considered, among other things, the Company’s goals for 2018 and its performance as measured against those goals, compensation alignment with performance, the performance and individual contributions of each executive, the recommendations of our Chief Executive Officer, competitive market data provided by Longnecker and the level of fixed cash compensation that the Compensation Committee believed to be necessary to retain the services of our named executive officers in a competitive talent market. Based upon these considerations, the Compensation Committee increased base salaries, effective August 25, 2019, for all of our named executive officers except for Mr. Papa. At Mr. Papa’s request, his base salary was not increased and has remained unchanged since it was initially set by the Company in 2016.
The table below sets forth the annual base salaries of our named executive officers for 2019 and 2018.

Named Executive Officer	2018 Base Salary (Effective 8/25/2018)	2019 Base Salary (Effective 8/25/2019)
Mark G. Papa	$800,000	$800,000
George S. Glyphis	$428,480	$443,477
Sean R. Smith	$475,000	$491,625
Davis O. O’Connor	$385,632	$399,129
Brent P. Jensen	$338,000	$349,830
Annual Incentive Compensation
The Compensation Committee believes that the payment of annual incentive compensation provides motivation necessary to retain the named executive officers and reward them for short-term company performance. The Company’s annual incentive compensation program is designed to encourage named executive officers to contribute to the profitability, growth and increased value of the Company. Each named executive officer has a target incentive compensation amount, expressed as a percentage of the named executive officer’s base salary. After the year is completed, the Compensation Committee reviews Company and individual performance and determines what it believes to be the appropriate level of annual incentive compensation, if any, for the named executive officers. The Company’s annual incentive compensation program does not provide for minimum (guaranteed) awards to any of the named executive officers, and the maximum award that any named executive officer can receive is 300% of the named executive officer’s base salary. Furthermore, the Company’s annual incentive compensation program provides the Compensation Committee with discretion to adjust payouts to the named executive officers and other officers and employees of the Company based on individual performance and relevant market adjustments. The table below sets forth the target annual incentive compensation percentage (expressed as a percentage of base salary) of our named executive officers for 2019.

Named Executive Officer	2019 Target Percentage
Mark G. Papa	170%
George S. Glyphis	100%
Sean R. Smith	100%
Davis O. O’Connor	85%
Brent P. Jensen	70%
In evaluating 2019 performance, the Compensation Committee focused on the Company’s performance goals for 2019 and the individual contributions of each named executive officer. As in prior years, the Compensation Committee considered our unlevered before-tax rate of return on our 2019 capital investment program (the “Rate of Return Metric”) as the most significant performance goal. The calculation of the Rate of Return Metric is based on the estimated recoverable reserves (“net” to our interest) for all operated wells turned on production in 2019, the estimated net present value of the future net cash flows from such reserves (for which we utilize certain assumptions regarding future commodity prices and operating costs) and our direct net costs incurred in the drilling and completion of such wells (inclusive of well-level facilities expenditures). This calculation also includes certain indirect capital expenditures, such as infrastructure-related expenditures, capital expenditures related to the acquisition of undeveloped leasehold through organic oil and gas leasing and other related land expenditures, and expenditures for seismic, geological and geophysical services and data. The calculation also includes the impact of financial commodity derivative contracts, general and administrative expenses and other similar expenses. Such calculation excludes interest and income tax expenses. The Rate of Return Metric cannot be calculated from our consolidated audited financial statements.

In determining annual incentive compensation for 2019, the Compensation Committee assigned a weighting of 65% to the Rate of Return Metric and a 15% weighting to our production and unit cost targets, considered together. The table below sets forth the specific Rate of Return Metric and production and unit cost goals for 2019.

Performance Category	Performance Goal	Assessment
Rate of Return Metric	Achieve at least 17% unlevered before-tax rate of return on 2019 capital investment program	Achieved a 15% unlevered before-tax rate of return on 2019 capital investment program
Production and Unit Cost	Net average daily production (Bo/d): 39,000	Achieved 42,692 Bo/d
Production and Unit Cost	Lease operating expense ($/Boe): $4.65	Achieved $5.26/Boe
Production and Unit Cost	Cash general and administrative expense ($/Boe): $2.50	Achieved $1.90/Boe
Production and Unit Cost	Gathering, processing and transportation expense ($/Boe): $3.00	Achieved $2.62/Boe
Production and Unit Cost	Cash interest expense ($/Boe): $2.30	Achieved $2.06/Boe
Production and Unit Cost	Depreciation, depletion and amortization ($/Boe): $16.50	Achieved $16.00/Boe
The Compensation Committee also considered our other 2019 performance goals, including our 2019 goals to: drive capital efficiency and cost discipline; delineate and develop certain zones in Texas; improve liquidity profile by accessing the bond market; identify lease exploration opportunities; develop a power plan to handle anticipated load over the next several years; increase overall inventory of drilling locations; and maintain our top-tier environmental, health and safety culture, among others. The Compensation Committee weighted these additional performance goals as the remaining 20% factor in determining the annual incentive compensation for the named executive officers for 2019.
In February 2020, the Compensation Committee met and evaluated the named executive officers’ performance individually and against the 2019 performance goals described above and determined that, overall, the management team was in line with expectations for the year. Therefore, the Compensation Committee determined to award annual incentive compensation equal to 100% of each named executive officer’s target amount. As in prior years, the Compensation Committee elected to pay 75% of the annual incentive compensation amount in cash. In lieu of paying cash with respect to the remaining 25%, and to encourage retention and further align the interests of the named executive officers with those of our stockholders, for every $1 of the annual incentive compensation amount not paid in cash, the Compensation Committee awarded $2 in value in restricted shares of our Class A Common Stock vesting in three annual installments, subject to continued service with us. The table below summarizes the annual incentive compensation paid to each named executive officer for 2019.

		Cash Component		Equity Component			Total Annual Incentive Compensation
Named Executive Officer	Current Salary	Amount	% of Salary	# of Shares	Amount	% of Salary	Amount	% of Salary
Mark G. Papa	$800,000	$1,020,000	128%	226,666	$680,000	85%	$1,700,000	213%
George S. Glyphis	$443,477	$332,608	75%	73,913	$221,739	50%	$554,347	125%
Sean R. Smith	$491,625	$368,719	75%	81,937	$245,813	50%	$614,532	125%
Davis O. O’Connor	$399,129	$254,445	64%	56,543	$169,630	43%	$424,075	106%
Brent P. Jensen	$349,830	$183,661	53%	40,813	$122,441	35%	$306,102	88%
Long-Term Incentive Compensation
The Compensation Committee believes that employees who are in a position to make a substantial contribution to our long-term success should have a significant and ongoing stake in our success. Long-term incentive compensation, generally granted through stock-based awards, creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns interest of executives with those of our stockholders.
During 2019, the Compensation Committee evaluated various factors in determining the number and type of long-term incentive awards to grant to named executive officers. These included the base salary and target annual cash incentive compensation of the named executive officers, the value of total compensation package deemed appropriate to attract and retain highly qualified named executive officers in light of the competitive environment, a named executive officer’s ability to influence and create long-term stockholder value and the stock-based holdings of the named executive officer, the individual’s personal experience and performance in recent periods and competitive market data provided by Longnecker. The Compensation Committee also included its overall evaluation of each individual and company performance based on the performance goals described above in determining the number and type of long-term incentive awards.

Based upon the Compensation Committee’s review of competitive market data, and taking into account the advice and information received from Longnecker, the Compensation Committee determined that 66.7% of the 2019 total long-term incentive compensation awarded to Messrs. Glyphis, Smith, O’Connor and Jensen should be in the form of restricted stock awards that vest based on continuous employment and the passage of time, with the remaining 33.3% in the form of a target number of performance restricted stock units that vest based on performance measures tied to the absolute and relative total stockholder return (“TSR”) of our company as compared to our 2019 compensation peer group over a three year performance period. The Compensation Committee believes the time-based restricted stock serves to promote the retention of executives, while the performance restricted share units promote the long-term interests of our stockholders and align our executives’ interests with those of our stockholders by tying the ultimate payout of those units to the absolute and relative TSR of our company as compared to our 2019 compensation peer group.
At Mr. Papa’s request, the Compensation Committee did not provide any long-term incentive awards to him for 2019. The Compensation Committee also did not award any stock options to any of the named executive officers in 2019.
In February 2019, the Compensation Committee elected to pay a portion of 2018 annual incentive bonuses for all named executive officers, other officers and certain employees in restricted shares of our Class A Common Stock that vest in three annual installments subject to continued service with us (collectively, the “2018 annual equity incentive awards”). The 2018 annual equity incentive awards were issued in February 2019 and consisted of 59,554 shares for Mr. Papa, 18,763 shares for Mr. Glyphis, 20,800 shares for Mr. Smith, 14,353 shares for Mr. O’Connor and 10,360 shares for Mr. Jensen, valued at $747,998, $235,663, $261,248, $180,274 and $130,122, respectively, based on a five-day trailing average closing price of our Class A Common Stock ending on and including February 11, 2019 of $12.56 per share. The grant date fair value of these shares was $756,931 for Mr. Papa, $238,478 for Mr. Glyphis, $264,368 for Mr. Smith, $182,427 for Mr. O’Connor and $131,676 for Mr. Jensen, based on the $12.71 per share closing price of our Class A Common Stock on the grant date.
The following table sets forth the restricted shares of Class A Common Stock and target number of performance restricted stock units granted to our named executive officers in 2019 but excludes the 2018 annual equity incentive awards referenced in the prior paragraph. Refer to the 2019 Grants of Plan-Based Awards table below for additional information regarding the equity awards issued to our named executive officers in 2019.

Named Executive Officer	Shares of Restricted Stock Granted (#)	Target Performance Restricted Stock Units Granted (#)
Mark G. Papa	—	—
George S. Glyphis	283,106	141,341
Sean R. Smith	351,052	175,263
Davis O. O’Connor	192,512	96,112
Brent P. Jensen	147,215	73,497
The performance restricted stock units are performance-vested and provide a target number of shares of Class A Common Stock that will be earned at the end of the three-year performance period if our TSR for the period equals the 50th percentile of our compensation peer group. The number of performance restricted stock units actually earned for the performance period will range from 0% of the target number of shares to 200% of the target number of shares depending on the Company’s relative TSR percentile ranking. However, if the Company experiences a negative TSR over the performance period, measured on an absolute basis, the number of shares that may be earned is capped at 100% of the target number of shares, regardless of the Company’s relative TSR performance.
In the event that our Compensation Committee determines that, due to a reduction in the size of the peer group or other unusual, extraordinary or nonrecurring transactions or events materially affecting the award of performance restricted stock units, an adjustment in the peer group is necessary or appropriate to avoid the dilution or enlargement of benefits or potential benefits intended to be made available under such award, the Compensation Committee may adjust the peer group (including by removing, substituting or selecting new constituent companies).

The following table illustrates the shares that would be earned at various relative TSR percentiles, which reflects 11 performance ranks based on 10 companies in our 2019 compensation peer group when we issued the performance restricted stock units, under both a positive and negative absolute TSR scenarios.

Performance Rank	TSR Percentile Ranking	Payout as % of Target (Positive TSR)	Payout as % of Target (Negative TSR)
1	100.0%	200%	100%
2	90.0%	180%	100%
3	80.0%	160%	100%
4	70.0%	140%	100%
5	60.0%	120%	100%
6	50.0%	100%	100%
7	40.0%	75%	75%
8	30.0%	50%	50%
9	20.0%	—%	—%
10	10.0%	—%	—%
11	—%	—%	—%
As is described above, the Compensation Committee elected to pay a portion of 2019 annual incentive bonuses for all named executive officers, other officers and certain employees in restricted shares of our Class A Common Stock that vest in three annual installments subject to continued service with us. These awards were issued in February 2020 and consisted of 226,666 shares for Mr. Papa, 73,913 shares for Mr. Glyphis, 81,937 shares for Mr. Smith, 56,543 shares for Mr. O’Connor and 40,813 shares for Mr. Jensen. The grant date fair value of these shares was $605,198 for Mr. Papa, $197,348 for Mr. Glyphis, $218,772 for Mr. Smith, $150,970 for Mr. O’Connor and $108,971 for Mr. Jensen, based on the $2.67 closing price per share of our Class A Common Stock on the grant date.
Retirement Plans and Other Employee Benefits
Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our named executive officers may participate in a 401(k) defined contribution plan (the “401(k) Plan”), subject to limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”), to the same extent as our other full-time employees. In 2019, the 401(k) Plan provided for matching contributions equal to 100% of the first 8% of each employee’s eligible compensation contributed to the 401(k) Plan. Employees are immediately 100% vested in the matching contributions. We do not typically provide any perquisites or special personal benefits to our named executive officers.
Compensation of our Chief Executive Officer
Mr. Papa served as an advisor to Riverstone from February 2015 through December 2019. Mr. Papa spent approximately 90% of his working time during 2019 providing services to us as our Chief Executive Officer and approximately 10% of his working time providing services to Riverstone on matters unrelated to the Company. The Compensation Committee was aware of Mr. Papa’s service to Riverstone and considered it when determining an appropriate level of compensation for services as our Chief Executive Officer.
Employment, Severance or Change in Control Agreements
We have not entered into any employment agreements with our named executive officers. However, we consider a strong workforce to be essential to our success. To that end, we recognize that the uncertainty which may exist among employees with respect to their “at-will” employment with us could result in the departure or distraction of personnel to our detriment. Accordingly, to encourage the continued attention and dedication of our employees, and to allow our management team to focus on the value to stockholders of strategic alternatives without concern for the impact on their continued employment, on May 2, 2018, our Board adopted the Centennial Resource Development, Inc. Severance Plan (the “Severance Plan”) under which all of our regular, full-time U.S. employees are eligible to receive certain “double trigger” severance payments and benefits upon a qualifying termination of employment within a specified period following a change in control. In October 2019, we amended and restated the Severance Plan to raise the multiplier used to calculate the cash severance payable to employees that experience a qualifying termination following a change of control, among other changes. For a more detailed description of the Severance Plan, see “Potential Payments Upon Termination or a Change of Control.”

Company Guidelines Regarding Stock Ownership
Effective November 2, 2017, our Board adopted stock ownership guidelines, to be administered by the Compensation Committee, for our named executive officers and certain other officers (collectively, “Covered Executives”) as well as for non-employee directors of the Company, which are intended to demonstrate to our stockholders, the investing public and other employees that such Covered Executives and non-employee directors are invested in and committed to the Company, and to further align their interests with the interests of our stockholders. Under the guidelines, each Covered Executive must own stock in the Company equal to a multiple of his or her base salary. The Chief Executive Officer must own an amount equal to six times his annual base salary, the Chief Operating Officer and Chief Financial Officer each must own an amount equal to three times his annual base salary, and the General Counsel and Chief Accounting Officer each must own an amount equal to two times his annual base salary. Other Covered Executives must own an amount equal to two times his or her annual base salary, and non-employee directors must each own an amount equal to five times his or her annual cash retainer.
Stock ownership for the purpose of these guidelines, whether (i) owned individually by the named executive officer, or jointly with, or separately by, a spouse, domestic partner and/or minor children, either directly or indirectly, or (ii) held in trust for the benefit of the named executive officer or a spouse, domestic partner and/or minor children, includes the following:

•	Shares of the Company’s Class A Common Stock, whether purchased on the open market or obtained through the exercise of stock options or vesting of stock-based compensation;

•	Unvested stock-based awards subject to time-based vesting conditions;

•	Vested deferred stock units; and

•	Shares of the Company’s Class A Common Stock held in the Covered Executive’s Company 401(k) or other retirement plan, if any, or in the Company’s employee stock ownership plan, if any.
Covered Executives and non-employee directors generally have five years from the later of the date of adoption of the guidelines or the date she or he became a Covered Executive or non-employee director to come into full compliance with the guidelines. A Covered Executive or non-employee director who is not in compliance with the guidelines on the applicable compliance date is prohibited from selling or transferring any Company stock, except as needed to pay income tax liabilities relating to the vesting or exercise price of a stock option, and may be subject to such other discipline as determined by the Compensation Committee. There is an exception to the holding requirement for severe hardship or compliance with court or domestic relations orders, subject to approval by the Compensation Committee.
Company Anti-Hedging Policy
Our Insider Trading and Regulation FD Policy prohibits all of our directors, officers and other employees, as well as those acting on behalf of the Company, such as auditors, agents and consultants, from engaging in certain speculative transactions in our securities, including short-term trading, short sales, transactions in puts, calls or other derivatives, margin accounts, pledging for collateral purposes and hedging. To our knowledge, all such covered individuals are in compliance with this policy.
Clawback Policy
Our Board, at the recommendation of our Compensation Committee, adopted a clawback policy effective August 1, 2018, which applies to each of our named executive officers. Under the policy, recoupment of cash incentive compensation or performance-based equity compensation would be generally required in the event the Company restates its financial statements as a result of a material error in such financial statements if the material error was caused by the fraud or intentional misconduct of one of the officers covered by the policy. In the event of such misconduct, we may recoup cash incentive compensation or performance-based equity compensation that was paid, granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure during the three years prior to the restatement. The policy gives the Compensation Committee discretion to determine whether a clawback of compensation should be initiated in any given case, as well as the discretion to make other determinations, including whether a covered individual’s conduct meets the specified standard, the amount of compensation to be clawed back and the form of reimbursement to the Company. In order to comply with applicable law, the clawback policy will be updated or modified once the SEC adopts final clawback rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
Tax Treatment of NEO Compensation
Section 162(m) of the Code (“Section 162(m)”) imposes an annual deduction limit of $1 million on the amount of compensation paid by a public company to “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017 (“TCJA”), the deduction limit did not apply to “performance-based compensation” which satisfied the requirements of Section 162(m). Performance restricted stock unit awards and stock options issued under our 2016 Long Term Incentive Plan prior to November 2, 2017 were generally intended to satisfy the requirements of the Section 162(m) performance-based compensation exemption. The TCJA eliminated the performance-based compensation exemption, although compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 may be “grandfathered” and still qualify for the performance-based compensation exception under certain circumstances. Newly proposed U.S. Department of Treasury regulations require a corporate partner to include its distributive share of compensation paid by a partnership to covered employees of the corporate partner for purposes of applying the Section 162(m) deduction limit for tax years ending after December 20, 2019. Accordingly, we expect to include our distributive share of compensation paid by our subsidiary, Centennial Resource Production, LLC, which has elected to be treated as a partnership for U.S. federal income tax purposes, when determining the effect of 162(m) on the deductibility of compensation paid to our covered employees for 2019 and future tax years. While our Compensation Committee considers the impact of Section 162(m) and other tax rules when developing, structuring and implementing our executive compensation programs, the Compensation Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, some of our compensation awards are nondeductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with members of management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee

Maire A. Baldwin (Chair)
Matthew G. Hyde
Steven J. Shapiro
Jeffrey H. Tepper

Executive Compensation
The following table sets forth the compensation paid to or earned by our named executive officers in their capacities as named executive officers of the Company during 2019, 2018 and 2017:
2019 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark G. Papa, Chief Executive Officer	2019	800,695	340,000	8,933	—	1,360,000	3,708	2,513,336
	2018	799,305	374,000	23,935	—	1,496,000	—	2,693,240
	2017	800,000	2,040,000	15,041	7,150,000	—	—	10,005,041
George S. Glyphis, Vice President and Chief Financial Officer	2019	434,124	110,870	2,628,622	—	443,477	19,861	3,636,954
	2018	417,422	117,832	2,239,217	—	471,328	16,500	3,262,299
	2017	398,880	618,000	2,131,767	—	—	13,625	3,162,272
Sean R. Smith, Vice President and Chief Operating Officer	2019	481,257	122,907	3,259,126	—	491,625	19,861	4,374,776
	2018	457,112	130,625	2,983,826	—	522,500	16,500	4,110,563
	2017	434,249	672,075	2,803,914	—	—	16,200	3,926,438
Davis O. O’Connor, Vice President and General Counsel	2019	390,712	84,815	1,787,702	—	339,260	25,277	2,627,766
	2018	375,680	90,142	1,550,105	—	360,566	16,500	2,392,993
Brent P. Jensen, Vice President and Chief Accounting Officer	2019	342,453	61,221	1,366,971	—	244,882	23,405	2,038,932
	2018	329,277	65,065	1,091,377	—	260,260	16,500	1,762,479

(1)
Amounts for 2019 represent the discretionary portion of annual incentive compensation awarded in recognition of 2019 performance under the Company’s annual incentive compensation program, which was paid in the form of restricted shares of our Class A Common Stock that will vest in three substantially equal annual installments on each of the first three anniversaries of March 1, 2020, subject to the executive’s continued service. For purposes of valuing these restricted stock awards, the Class A Common Stock was assumed to have a value of $3.00 per share. The grant date value of the restricted stock award received by each named executive officer, calculated using $2.67 per share closing price of our Class A Common Stock on the date of the grant, was $302,599 for Mr. Papa, $98,674 for Mr. Glyphis, $109,386 for Mr. Smith, $75,485 for Mr. O’Connor and $54,485 for Mr. Jensen. See “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Annual Incentive Compensation” for more information regarding compensation awarded in recognition of 2019 performance.

(2)
Amounts in this column reflect the aggregate grant date fair value of restricted stock and performance restricted stock units granted during 2019 computed in accordance with FASB’s ASC Topic 718, Stock-based Compensation (“ASC Topic 718”), excluding the effect of estimated forfeitures. Fair value of the performance restricted stock units was determined using a Monte Carlo simulation. The assumptions used by the Company in calculating these amounts for 2019 are included in Note 7 to Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”). The maximum possible value of the 2019 performance restricted stock units, based on the closing price per share of our Class A Common Stock on the date they were granted ($5.94), was as follows: $1,679,131 for Mr. Glyphis, $2,082,124 for Mr. Smith, $1,141,811 for Mr. O’Connor and $873,144 for Mr. Jensen. For additional information regarding the stock-based awards granted to the named executive officers in 2019, refer to the 2019 Grants of Plan-Based Awards table.

(3)
Amounts for 2019 represent the annual incentive compensation awarded in recognition of 2019 performance under the Company’s annual incentive compensation program. 25% of the amount disclosed in this column for each named executive officer was paid in the form of restricted shares of our Class A Common Stock that will vest in three substantially equal annual installments on each of the first three anniversaries of March 1, 2020, subject to the executive’s continued service. For purposes of valuing these restricted stock awards, the Class A Common Stock was assumed to have a value of $3.00 per share. The grant date value of the restricted stock award received by each named executive officer, calculated using $2.67 per share closing price of our Class A Common Stock on the date of the grant, was $302,599 for Mr. Papa, $98,674 for Mr. Glyphis, $109,386 for Mr. Smith, $75,485 for Mr. O’Connor and $54,485 for Mr. Jensen. See “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Annual Incentive Compensation” for more information regarding compensation awarded in recognition of 2019 performance.

(4)
Amounts in this column reflect matching contributions to the 401(k) Plan made by the Company on the named executive officer’s behalf and/or the amount of imputed income associated with the Company-paid basic life insurance maintained on the named executive officer’s behalf. See “2019 Compensation-Retirement and Other Employee Benefits” for more information on matching contributions to the 401(k) Plan.

2019 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Stock-based Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark G. Papa	2/25/2019(1)							59,554	756,931
			1,360,000	2,400,000
George S. Glyphis	2/25/2019(1)							18,763	238,478
	7/30/2019							283,106	1,681,650
	7/30/2019				70,670	141,341	282,682		839,566
			443,477	1,330,431
Sean R. Smith	2/25/2019(1)							20,800	264,368
	7/30/2019							351,052	2,085,249
	7/30/2019				87,631	175,263	350,526		1,041,062
			491,625	1,474,875
Davis O. O’Connor	2/25/2019(1)							14,353	182,427
	7/30/2019							192,512	1,143,521
	7/30/2019				48,056	96,112	192,224		570,905
			339,260	1,197,387
Brent P. Jensen	2/25/2019(1)							10,360	131,676
	7/30/2019							147,215	874,457
	7/30/2019				36,748	73,497	146,994		436,572
			244,881	1,049,490

(1)
A portion of each named executive officer’s 2018 annual bonus was paid in 2019 in the form of restricted stock. Half of the value of these grants was previously reported in the “Non-Equity Incentive Plan Compensation” column of the Company’s 2018 Summary Compensation Table, with the other half of the value being reported in the “Bonus” column. For purposes of valuing the restricted stock, the Company assumed a value of $12.56 per share; however, the actual grant date fair value of the restricted stock based on the closing price on the grant date was $12.71 per share. The amount by which the actual grant date fair value of the award exceeded the assumed value has been included as a 2019 payment in the “Stock Awards” column of the Company’s 2019 Summary Compensation Table, above.

(2)
The award will vest and, if applicable, become exercisable in three substantially equal annual installments following the date of grant, subject to the named executive officer’s continued service with us.

(3)
All awards were made pursuant to the LTIP. Amounts in this column reflect the aggregate grant date fair value of awards granted during 2019 computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used by the Company in calculating these amounts are included in Note 7 to the 2019 Form 10-K.

Outstanding Equity Awards at 2019 Fiscal Year-End

Name		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Grant Date	Exercisable	Unexercisable(1)
Mark G. Papa	10/27/2016	1,000,000	—	14.52	10/26/2026
	2/8/2017	666,666	333,334	18.03	2/7/2027
	2/28/2017					10,900	50,358
	2/23/2018					29,550	136,521
	2/25/2019					59,554	275,139

George S. Glyphis	10/27/2016	250,000	—	14.52	10/26/2026
	2/28/2017					3,497	16,156
	8/2/2017					18,771	86,722	28,156	130,081
	2/23/2018					8,952	41,358
	8/1/2018					36,641	169,281	24,732	114,262
	2/25/2019					18,763	86,685
	7/30/2019					283,106	1,307,950	70,670	326,495

Sean R. Smith	10/27/2016	300,000	—	14.52	10/26/2026
	2/28/2017					3,847	17,773
	8/2/2017					24,699	114,109	37,048	171,162
	2/23/2018					9,735	44,976
	8/1/2018					48,854	225,705	32,976	152,349
	2/25/2019					20,800	96,096
	7/30/2019					351,052	1,621,860	87,631	404,855

Davis O. O’Connor	10/27/2016	125,000	—	14.52	10/26/2026
	2/28/2017					1,949	9,004
	8/2/2017					12,844	59,339	19,265	89,004
	2/23/2018					6,043	27,919	—
	8/1/2018					25,367	117,196	17,122	79,104
	2/25/2019					14,353	66,311
	7/30/2019					192,512	889,405	48,056	222,019

Brent P. Jensen	3/24/2017	83,333	41,667	17.17	3/24/2027	18,279	84,449
	8/2/2017					8,151	37,658	12,226	56,484
	2/23/2018					4,943	22,837	—
	8/1/2018					17,851	82,472	12,049	55,666
	2/25/2019					10,360	47,863
	7/30/2019					147,215	680,133	36,748	169,776

(1)
The award will vest and, if applicable, become exercisable in three substantially equal annual installments following the date of grant, subject to the named executive officer’s continued service with us.

(2)
Represents performance restricted stock units, which vest based on the Company’s TSR as compared to the TSR of the compensation peer group over a three-year performance period. The number of units reported is based on the number of performance stock units granted to each executive multiplied by the performance multiplier for the threshold level of performance, which is next highest performance level based on performance at 2019 fiscal year-end. The threshold performance multipliers for the performance stock units are 50%, 45% and 50% for the units granted on August 2, 2017, August 1, 2018 and July 30, 2019, respectively. The market or payout value for these performance restricted stock units is calculated using the $4.62 per share closing price of our Class A Common Stock on December 31, 2019.

Option Exercises and Stock Vested in 2019

Name	Stock Awards
	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Mark G. Papa	25,673	317,522
George S. Glyphis	45,063	296,673
Sean R. Smith	57,840	370,126
Davis O. O’Connor	30,495	197,736
Brent P. Jensen	37,826	280,804

2019 Pension Benefits
None of our named executive officers participated in any defined benefit pension plans in 2019.
2019 Nonqualified Deferred Compensation
None of our named executive officers participated in any non-qualified deferred compensation plans in 2019.
Potential Payments upon Termination or a Change in Control
Change of control severance protection is provided to all of our regular, U.S. full-time employees, including our named executive officers, under the Severance Plan, which was first adopted by our Board in May 2018 and was amended and restated by our Board in October 2019. The Severance Plan has a “double trigger” mechanism, which requires first that a qualifying change of control event has occurred, and second that, within a specified period thereafter, the employee has incurred a qualifying termination.
Under the Severance Plan, if, within 24 months following a change in control, we terminate the employment of one of our named executive officers without cause or if the named executive officer resigns for “good reason,” then such named executive officer will be entitled to receive the following severance benefits and payments, subject to the executive’s execution and non-revocation of a release of claims:

•	a cash payment equal to 2.75 (for our Chief Executive Officer) or 2.25 (for our other named executive officers) times the named executive officer’s annual base salary;

•
a cash payment equal to 2.75 (for our Chief Executive Officer) or 2.25 (for our other named executive officers) times the average of the actual annual performance bonuses paid to the named executive officer in the three full fiscal years prior to the year of termination (or, if fewer, the number of full fiscal years the employee has performed services for us and been eligible for an annual bonus), excluding any portion of an annual bonus that we reasonably determine is attributable to payment of a portion of the annual bonus in property and is over and above the amount of the annual bonus that the named executive officer would have been paid if his entire annual bonus had been paid in cash;

•
a cash payment equal to 125% of the aggregate COBRA premiums that the named executive officer would need to pay to continue coverage of his and his family’s benefit plans for two years following the termination date;

•	outplacement benefits for one year following the termination date;

•	vesting of all unvested equity or equity-based awards under any of the Company’s equity compensation plans that vest solely based upon the passage of time; and

•
vesting of all unvested equity or equity-based awards under any of the Company’s equity compensation plans that vest based on the attainment of performance vesting conditions at the level that would apply based on actual performance calculated as if the termination date were the final day of the applicable performance period.

As referenced above, if a named executive officer resigns for “good reason” following the change in control, he or she will be entitled to the severance benefits. “Good reason” is generally defined in the Severance Plan to mean the occurrence of any of the following without the named executive officer’s prior written consent, subject to certain notice and cure rights: (i) a material diminution in the executive’s responsibilities, authorities and duties, (ii) a material reduction in the executive’s base salary or target annual bonus opportunity, (iii) a requirement that the executive relocate his principal location of employment to a location that is more than fifty (50) miles from the current work location or (iv) our failure to cause a successor to our business or assets to assume liabilities under the Severance Plan.
The following table provides estimates of the payments and benefits that would be paid to each named executive officer under each element of our compensation program assuming that such named executive officer’s employment was terminated on December 31, 2019 and the “double trigger” requirements under the Severance Plan were satisfied. In all cases, the amounts were valued as of December 31, 2019, based upon, where applicable, $4.62 per share (the closing price of our Class A

Common Stock on December 31, 2019). The amounts in the table below are calculated as of December 31, 2019 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event. Other than under the Severance Plan and except for rights to vested benefits under the terms of our employee benefit plans on the same terms as apply to all of our other full-time employees, our named executive officers are not entitled to any payments or other benefits in connection with a termination of employment or a change in control.

Name	Salary ($)	Cash Bonus ($)	COBRA Premiums and Outplacement Benefit ($)	Accelerated Equity Vesting ($)	Total ($)
Mark G. Papa	2,200,000	4,959,167	12,500	462,018	7,633,685
George S. Glyphis	997,823	1,266,308	72,073	1,708,152	4,044,356
Sean R. Smith	1,106,156	1,390,931	50,280	2,120,519	4,667,886
Davis O. O’Connor	898,040	862,580	68,012	1,169,174	2,997,806
Brent P. Jensen	787,118	749,897	68,012	955,412	2,560,439
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the following information regarding the ratio of the annual total compensation of our median employee (as described below) to that of our Chief Executive Officer.
The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pursuant to Item 402(u), we identified the median employee from our entire employee population (other than our Chief Executive Officer), whether employed on a full-time or part-time basis, as of December 31, 2019, which consisted of 195 employees (all of whom are located in the United States). Within this group of employees, the median employee was identified by using a total target cash compensation measure, which was calculated by annualizing on a straight-line basis the salary of each employee as of December 31, 2019 and adding each employee’s target bonus and the amount of employer-paid benefits received by such employee in 2019. The compensation measure was consistently applied to all employees.
Using this methodology, we identified a median employee. We then calculated that employee’s annual total compensation in the same manner as the named executive officers’ total compensation, as reported in the 2019 Summary Compensation Table.
For 2019, the annual total compensation of our median employee was $142,221, and the annual total compensation of our Chief Executive Officer was $2,513,336, as reported in the 2019 Summary Compensation Table. Based on this information, for 2019, the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our median employee was estimated to be approximately 18 to 1.
Compensation of Our Directors
Effective December 31, 2017, our Board approved a non-employee director compensation policy, or the “Director Compensation Policy,” which has been further updated thereafter, including the most recent revisions adopted by our Board in July 2019. The Director Compensation Policy provides our non-employee directors who are not affiliated with Riverstone or Natural Gas Partners with an annual cash retainer of $87,500 per year, payable quarterly in arrears and subject to proration for any partial year of service, and an annual equity grant on December 31 of each year for a number of restricted shares of our Class A Common Stock equal to the quotient obtained by dividing $162,500 by the average daily closing price of one share of our Class A Common Stock over the five consecutive trading days ending on the day before the applicable grant date. The restricted shares of Class A Common Stock vest in a single installment on the first anniversary of the grant date, subject to the director’s continued service as a non-employee director. The Director Compensation Policy also provides for an additional annual cash retainer of $50,000 per year for our Lead Independent Director and additional equity retainers of $20,000, $15,000 and $15,000 per year for the chair of the Audit Committee, Compensation Committee and N&CG Committee, respectively.

2019 Director Compensation
The following table contains information concerning the compensation of our non-employee directors for 2019.

Name	Fees Earned in Cash ($)	Stock Awards ($)(1)	Total ($)
Maire A. Baldwin	137,500	168,452	305,952
Karl Bandtel	87,500	168,452	255,952
Jeffrey H. Tepper	87,500	168,452	255,952
Matthew G. Hyde	87,500	168,452	255,952
Steven J. Shapiro(2)	18,071	32,910	50,981
Pierre F. Lapeyre, Jr.(3)	—	—	—
David M. Leuschen(3)	—	—	—
Robert M. Tichio(3)	—	—	—
Tony R. Weber(4)	—	—	—

(1)
Amounts in this column reflect the aggregate grant date fair value of restricted shares computed in accordance with ASC Topic 718. As of December 31, 2019, Ms. Baldwin and Messrs. Bandtel, Tepper, Hyde and Shapiro held 39,798, 39,798, 40,919, 36,435 and 46,002 unvested shares of our restricted stock, respectively. None of our non-employee directors held any of our stock options or other stock-based awards as of such date.

(2)	Mr. Shapiro was appointed to our Board on October 17, 2019.

(3)	Messrs. Lapeyre, Leuschen and Tichio did not receive any compensation for serving as directors in 2019 given their affiliation with Riverstone.

(4)	Mr. Weber did not receive any compensation for serving as directors in 2019 given his affiliation with Natural Gas Partners. Mr. Weber ceased serving on our Board, effective as of May 9, 2019.
Compensation Risk Assessment
Management has conducted a risk assessment of our compensation plans and practices and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risk that could threaten the Company. No such plans or practices were identified by management. The Compensation Committee has also reviewed the risks and rewards associated with our compensation plans and practices and agrees with management’s conclusion.
* * * * *

EXECUTIVE OFFICERS
The following sets forth, as of March 19, 2020 the ages, positions and selected biographical information for our executive officers who are not directors:
Sean R. Smith - Vice President and Chief Operating Officer
Sean R. Smith, age 47, has been our Chief Operating Officer since October 2016. As previously announced and discussed in more detail in “Corporate Governance—Leadership Transition” above, following the retirement of Mark G. Papa, Mr. Smith will become our Chief Executive Officer and be added to our Board as a Class III director, effective June 1, 2020. We believe that Mr. Smith’s role as the Chief Executive Officer, as well as his substantial experience with and understanding of the energy industry and public companies generally and the Company and its assets specifically, qualify him to serve as a member of our Board.
Prior to his current position, Mr. Smith served as Vice President, Geosciences of Centennial Resource Production, LLC (“CRP”) since May 2014. Prior to joining CRP, from February 2013 to May 2014, Mr. Smith worked at QEP Resources, where he served in several roles, including as a General Manager, leading the geoscience, regulatory and reservoir engineering departments for the Williston, Powder River, and Denver Julesburg Basins. Prior to QEP Resources, from 2005 to February 2013, Mr. Smith worked at Resolute Energy Corporation as a Manager and Geologist. He has also worked in various geotechnical roles at Kerr-McGee and Sanchez Oil & Gas. Mr. Smith earned his Bachelor of Arts in Geology from Lawrence University. He is licensed with the Texas Board of Professional Geoscientists and is a member of the American Association of Petroleum Geologists.
George S. Glyphis - Vice President and Chief Financial Officer
George S. Glyphis, age 50, has been our Chief Financial Officer since October 2016. He has served as Vice President and Chief Financial Officer of CRP since July 2014. Prior to joining CRP, Mr. Glyphis served as a Managing Director in the Oil & Gas Investment Banking practice at J.P. Morgan where his client base was comprised primarily of upstream and integrated oil and gas companies. In his 21 years at J.P. Morgan, Mr. Glyphis led the origination and execution of transactions including initial public offerings, equity follow-on offerings, high yield and investment grade bond offerings, corporate mergers and acquisitions, asset acquisition and divestitures, and reserve-based and corporate lending. Mr. Glyphis earned his Bachelor of Arts in History from the University of Virginia.
Davis O. O’Connor - Vice President and General Counsel
Davis O. O’Connor, age 65, has served as our Vice President and General Counsel since October of 2016. Prior to that, Mr. O’Connor served as General Counsel of CRP on a contract basis since May 2014. Before CRP, Mr. O’Connor served as Vice President and General Counsel of Berry Petroleum Company (NYSE: BRY) until Berry merged with LinnCo, LLC and Linn Energy, LLC in December 2013. After earning his Bachelor of Arts and Juris Doctor degrees from Cornell University and Cornell Law School, Mr. O’Connor joined the Denver office of Holland & Hart LLP as an associate attorney. In 1985, he was promoted to partner and later served on the firm’s Management Committee and chaired its Minerals Practice Group. In 2010, Mr. O’Connor left Holland & Hart LLP and joined Berry. Mr. O’Connor is also a member of the Rocky Mountain Mineral Law Foundation.
Brent P. Jensen - Vice President and Chief Accounting Officer
Brent P. Jensen, age 50, has served as our Vice President and Chief Accounting Officer since March 2017. Prior to that, Mr. Jensen served as Vice President, Finance and Treasurer of Whiting Petroleum Corporation (“Whiting”) from March 2015 to March 2017. Mr. Jensen joined Whiting in August 2005 as Controller and became Controller and Treasurer in January 2006, and he was the designated principal accounting officer at Whiting from 2006 until his departure in 2017. Mr. Jensen was previously with PricewaterhouseCoopers L.L.P. in Houston and Los Angeles, where he held various positions in their oil and gas audit practice since 1994, which included assignments of four years in Moscow, Russia and three years in Milan, Italy. He has over 25 years of oil and gas accounting experience and is a Certified Public Accountant inactive. Mr. Jensen holds a Bachelor of Arts degree from the University of California, Los Angeles.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Related Party Transactions
Our Board has adopted a written policy regarding related party transactions, a copy of which is available on our website at www.cdevinc.com. Under the policy, our Audit Committee reviews and, where the Audit Committee determines them to be in our best interests, approves all transactions and arrangements that have an aggregate value exceeding $120,000, in which (a) the Company participates and (b) any directors, director nominees and executive officers or holders of more than 5% of any class of our voting securities, and their respective immediate family members (each, a “Related Person”), have a direct or indirect material interest. In determining whether a related party transaction or arrangement is in our best interests, the Audit Committee considers, among other factors, the position within or relationship of the related party with us, the materiality of the transaction or arrangement, the business purpose for and reasonableness of the transaction or arrangement, whether the transaction or arrangement is comparable to one that could be available on an arms-length basis to us or is on terms we offer generally to persons who are not related, whether the transaction is in the ordinary course of our business and was proposed and considered in the ordinary course, and the effect of the transaction or arrangement on our business and operations. The policy provides that the following do not create a material direct or indirect interest on behalf of the related party and are therefore not related party transactions:

•	reimbursements or payments of business expenses;

•	executive officer or director compensation in accordance with the disclosure exceptions provided for in Instruction 5 to Item 404(a) of Regulation S-K (or any successor rule);

•
any charitable contribution, grant, endowment or pledge by us to a charitable organization, foundation or university where the related party’s only relationship with that organization is as a director and the aggregate amount involved does not exceed $200,000;

•
any transaction in which the interest of the Related Person arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis (e.g. dividends);

•	a transaction in which the interest of the Related Person arises solely from the ownership of shares of our Class C Common Stock and/or common units in CRP; and

•	any transaction with an entity at which the Related Person’s only relationship is as a director.
Annually, the Audit Committee reviews any previously approved related party transaction or arrangement that is continuing and determines based on then existing facts and circumstances whether it is in our best interest to continue, modify or terminate each such transaction or arrangement.
The related party transactions policy supplements the conflict of interest provisions in our Code of Business Conduct and Ethics.
Our Code of Business Conduct and Ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our Board (or the appropriate committee of our Board) or as disclosed in our public filings with the SEC. Under our Code of Business Conduct and Ethics, conflict of interest situations include, among others, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company, and any circumstance, event, relationship or situation in which the personal interest of any of our directors, officers or employees interferes or appears to interfere with our interests as a whole. A copy of our Code of Business Conduct and Ethics is available on our website at www.cdevinc.com. We intend to satisfy the disclosure requirement regarding any amendment to, or any waiver of, a provision of the Code of Business Conduct and Ethics by posting such information on our website.
Although our management believes that the terms of the related party transactions described below are reasonable, it is possible that we could have negotiated more favorable terms for such transactions with unrelated third parties.
Riverstone Affiliated Companies
From time to time, we sell our produced oil and gas and other hydrocarbons to affiliates of Riverstone. In 2019, we sold natural gas to Lucid Energy Delaware, LLC, a midstream company affiliated with Riverstone, and the Company received approximately $3.6 million in revenue in connection with those sales, which was offset by approximately $2.6 million in gathering, processing and transportation expenses that the Company paid to Lucid Energy Delaware, LLC in 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding ownership of shares of our Common Stock as of March 13, 2020 by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our named executive officers and directors for 2019; and

•	all of our current executive officers and directors, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of our Common Stock is based on 276,020,471 shares of our Class A Common Stock and 1,034,119 shares of Class C Common Stock issued and outstanding as of March 13, 2020.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting Common Stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Beneficially Owned
5% or Greater Stockholders
Funds affiliated with Riverstone Holdings(1)	84,958,270	29.9%
Funds affiliated with FMR LLC(2)(3)	41,340,075	14.9%
Funds affiliated with Prescott Group Capital Management, L.L.C.(4)	23,591,072	8.5%
Funds affiliated with The Vanguard Group, Inc.(5)	18,253,699	6.6%
Directors and Named Executive Officers
Mark G. Papa(6)	3,452,428	1.2%
George S. Glyphis(7)(9)	885,764	*
Sean R. Smith(8)(9)	668,964	*
Davis O. O’Connor(10)	351,187	*
Brent P. Jensen(11)	306,176	*
Maire A. Baldwin(12)	74,346	*
Karl E. Bandtel(13)	74,346	*
Matthew G. Hyde(14)	59,796	*
Pierre F. Lapeyre Jr.(1)	84,958,270	29.9%
David M. Leuschen(1)	84,958,270	29.9%
Steven J. Shapiro(15)	146,002
Jeffrey H. Tepper(16)	115,467	*
Robert M. Tichio	—	—%
All directors and executive officers, as a group (13 individuals)	89,065,349	31.9%

*Less than one percent.

(1)
Includes 51,356,105 shares of Class A Common Stock held of record by Riverstone VI Centennial QB Holdings, L.P. (“Riverstone QB Holdings), 15,179,971 shares of Class A Common Stock held of record by REL US Centennial Holdings, LLC (“REL US”), 3,729,961 shares of Class A Common Stock held of record by Riverstone Non-ECI USRPI AIV, L.P. (“Riverstone Non-ECI”) and 7,865,731 shares of Class A Common Stock and warrants to purchase an additional 6,826,502 shares of Class A Common Stock held of record by Silver Run Sponsor, LLC (“Silver Run Sponsor”). David Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C. (“Riverstone Management”) and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management. Riverstone Management is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P. (“Riverstone/Gower”), which is the sole member of Riverstone Holdings LLC (“Riverstone Holdings”) and the sole shareholder of Riverstone Holdings II (Cayman) Ltd. (“Riverstone Holdings II”). Riverstone Holdings is the managing member of Silver Run Sponsor Manager, LLC (“Silver Run Manager”), which is the managing member of Silver Run Sponsor. As such, each of Silver Run Manager, Riverstone Management, Riverstone/Gower, Riverstone Holdings, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Silver Run Sponsor. Each such entity or person disclaims beneficial ownership of these securities. Riverstone Holdings is also the sole shareholder of Riverstone Energy GP VI Corp (“Riverstone Energy Corp”), which is the managing member of Riverstone Energy GP VI, LLC (“Riverstone Energy GP”), which is the general partner of Riverstone Energy Partners VI, L.P. (“Riverstone Energy Partners”), which is the general partner of Riverstone QB Holdings. As such, each of Riverstone Energy Partners, Riverstone Energy GP, Riverstone Energy Corp, Riverstone Holdings, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone QB Holdings. Each such entity or person disclaims beneficial ownership of these securities. Riverstone Holdings II is the general partner of Riverstone Energy Limited Investment Holdings, LP, which is the sole shareholder of REL IP General Partner Limited (“REL IP GP”), which is the general partner of REL IP General Partner LP (“REL IP”), which is the managing member of REL US. As such, each of REL IP, REL IP GP, Riverstone Holdings II, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by REL US. Each such entity or person disclaims beneficial ownership of these securities. Riverstone Non-ECI GP Ltd. (“Non-ECI GP Ltd.) is the sole member of Riverstone Non-ECI GP Cayman LLC (“Non-ECI Cayman GP”), which is the general partner of Riverstone Non-ECI Partners GP (Cayman), L.P. (“Non-ECI Cayman”), which is the sole member of Riverstone Non-ECI USRPI AIV GP, L.L.C. (“Riverstone Non-ECI GP”), which is the general partner of Riverstone Non-ECI. Non-ECI GP Ltd. is managed by Mr. Leuschen and Mr. Lapeyre, who have or share voting and investment discretion with respect to the securities held of record by Riverstone Non-ECI. As such, each of Riverstone Non-ECI GP, Non-ECI Cayman, Non-ECI Cayman GP, Non-ECI GP Ltd., Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone Non-ECI. Each such entity or person disclaims beneficial ownership of these securities. The business address for each person named in this footnote is c/o Riverstone Holdings, 712 Fifth Avenue, 36th Floor, New York, NY 10019. This information is based upon Amendment No. 6 to the Schedule 13D filed by affiliates of Riverstone on March 8, 2018.

(2)
These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address is 245 Summer Street, Boston, MA 02210. This information, and the information in footnote (3) below, is based upon the Amendment No. 4 to the Schedule 13G filed by FMR LLC on February 7, 2020.

(3)
Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(4)
The entities of Prescott Group Capital Management, L.L.C., et al. reported the following beneficial ownership information relating to the shares reported in the table above: (i) Prescott Group Capital Management, L.L.C. has sole voting and dispositive power over all of these shares; (ii) Prescott Group Aggressive Small Cap, L.P. has shared voting and dispositive power over all of these shares; (iii) Prescott Group Aggressive Small Cap II, L.P. has shared voting and dispositive power over all of these shares; (iv) Prescott Group Aggressive Small Cap Master Fund, G.P. has shared voting and dispositive power over all of these shares and (v) Phil Frohlich has sole voting and dispositive power over all of these shares. The address of Prescott Group Capital Management, L.L.C., et al, is 1924 South Utica, Suite 1120, Tulsa OK 74104. This information is based upon the Schedule 13G filed by Prescott Group Capital Management, L.L.C., et al. on March 18, 2020.

(5)
As of December 31, 2019, funds affiliated with the Vanguard Group, Inc. have sole voting power over 100,688 of these shares, shared voting power over 19,000 of these shares, shared dispositive power over 93,534 of these shares and sole dispositive power over 18,160,165 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is based upon the Amendment No. 1 Schedule 13G filed by The Vanguard Group on February 12, 2020.

(6)
Includes 1,997,786 shares of Class A Common Stock, 281,144 shares of restricted Class A Common Stock subject to continued time-based vesting requirements and warrants to purchase an additional 1,173,498 shares of Class A Common Stock.

(7)
Includes 288,972 shares of Class A Common Stock, 429,416 shares of restricted Class A Common Stock subject to continued time-based vesting requirements and 167,376 shares of Class C Common Stock. The shares of Class C Common Stock owned by Mr. Glyphis represent approximately 16.2% of the outstanding shares of Class C Common Stock. Mr. Glyphis also owns 167,376 units representing common membership interests in CRP (“CRP Common Units”).

(8)
Includes 97,004 shares of Class A Common Stock, 525,277 shares of restricted Class A Common Stock subject to continued time-based vesting requirements and 46,683 shares of Class C Common Stock. The shares of Class C Common Stock owned by Mr. Smith represent approximately 4.5% of the outstanding shares of Class C Common Stock. Mr. Smith also owns 46,683 CRP Common Units.

(9)
Pursuant to the terms of the limited liability company agreement of CRP, each holder of CRP Common Units (other than the Company) has the right to cause CRP to redeem all or a portion of its CRP Common Units (together with a corresponding number of shares of Class C Common Stock) in exchange for shares of Class A Common Stock or, at CRP’s option, an equivalent amount of cash; provided that the Company may, at its option, effect a direct exchange of such cash or Class A Common Stock for such CRP Common Units in lieu of such a redemption by CRP.

(10)	Includes 98,119 shares of Class A Common Stock and 253,068 shares of restricted Class A Common Stock subject to continued time-based vesting requirements.

(11)	Includes 64,488 shares of Class A Common Stock and 241,688 shares of restricted Class A Common Stock subject to continued time-based vesting requirements.

(12)	Includes 34,548 shares of Class A Common Stock and 39,798 shares of restricted Class A Common Stock subject to continued time-based vesting requirements.

(13)	Includes 34,548 shares of Class A Common Stock and 39,798 shares of restricted Class A Common Stock subject to continued time-based vesting requirements.

(14)	Includes 23,361 shares of Class A Common Stock and 36,435 shares of restricted Class A Common Stock subject to continued time-based vesting requirements.

(15)	Includes 100,000 shares of Class A Common Stock and 46,002 shares of restricted Class A Common Stock subject to continued time-based vesting requirements.

(16)	Includes 74,548 shares of Class A Common Stock and 40,919 shares of restricted Class A Common Stock subject to continued time-based vesting requirements.

PROPOSAL 2
APPROVAL ON AN ADVISORY BASIS OF OUR NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the Dodd-Frank Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Please read “Compensation Discussion and Analysis” and the accompanying tables and narrative disclosure for details about our executive compensation programs. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the stockholders of Centennial Resource Development, Inc. (the “Company”) approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and intend to consider our stockholders’ views regarding our executive compensation programs, including in making future decisions relating to such programs. Our stockholders will have a “say-on-pay” vote each year, and the next “say-on-pay” vote will take place at our 2021 Annual Meeting.
Vote Required; Recommendation
The approval by a non-binding advisory vote of our named executive officer compensation requires the vote of a majority of the votes cast by the stockholders present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will not be counted as a vote cast and, therefore, will not have an effect on the outcome of the vote. Broker non-votes have no effect on the outcome of the vote.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3
APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED LTIP
In this Proposal 3, we are requesting stockholders approve and adopt an amendment and restatement of the Centennial Resource Development, Inc. 2016 Long Term Incentive Plan (the “Amended and Restated LTIP”), which is an amendment and restatement of the Company’s existing 2016 Long Term Incentive Plan (the “Existing Plan”).
Upon the recommendation of the Compensation Committee, on March 16, 2020, the Board adopted the Amended and Restated LTIP, subject to and effective upon approval of the Amended and Restated LTIP by the stockholders at the Annual Meeting. If approved by our stockholders, the Amended and Restated LTIP would:

1)	Amend and restate the Existing Plan;

2)	Increase the number of shares of our Class A Common Stock reserved for issuance under the Existing Plan by 8,250,000 shares;

3)	Extend the termination date of the Existing Plan to March 16, 2030, the tenth anniversary of the date the Amended and Restated LTIP was approved by the Board;

4)	Remove certain provisions which were otherwise required for future awards to qualify as performance-based compensation under an exception to Section 162(m) of the Code prior to its repeal;

5)	Prohibit payments of dividends and dividend equivalents until the underlying restricted stock or restricted stock unit becomes vested;

6)	Remove provisions in the Existing Plan providing that the Plan Administrator (as defined below) may accelerate the vesting of awards, including upon a change in control of the Company; and

7)	Impose minimum vesting requirements for awards.
A total of 24,750,000 shares of Class A Common Stock will be reserved for issuance under the Amended and Restated LTIP. The Amended and Restated LTIP is described in more detail below. A copy of the Amended and Restated LTIP is attached to this proxy statement as Annex A.
The purpose of the Amended and Restated LTIP is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. We believe that the Amended and Restated LTIP is essential to our success. Equity awards are intended to motivate high levels of performance and align the interests of our directors, employees and consultants with those of our stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in the Company and providing a means of recognizing their contributions to the success of the Company. The Board and our management team believe that equity awards are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.
If the stockholders approve the Amended and Restated LTIP, the Amended and Restated LTIP will become effective on the date of the Annual Meeting, which is scheduled for April 29, 2020. If the stockholders do not approve the Amended and Restated LTIP, the Existing Plan will continue in accordance with its terms as in effect immediately prior to the date the Amended and Restated LTIP was approved by the Board.
Considerations for Approval of the Amended and Restated LTIP
In recommending the Amended and Restated LTIP to the Board for approval, the Compensation Committee reviewed employee and compensation data provided by Company management and analyses prepared by Longnecker & Associates, its independent compensation consultant. Considerations taken into account by the Compensation Committee included:
•Competitiveness. Our ability to grant equity awards is critical to our ability to be competitive and to attract, retain and motivate the talent we need for success.
•Duration of current shares. If we do not increase the shares available for issuance, we expect the number of available shares under the Existing Plan to be substantially depleted by the end of 2020. If our stockholders approve the Amended and Restated LTIP, we estimate that the shares reserved for issuance under the Amended and Restated LTIP would be sufficient for up to three additional years of awards, based on projected employee headcount and grant amounts.
•Reasonable overhang and burn rate.

◦
If approved, the issuance of the additional 8,250,000 shares to be reserved under the Amended and Restated LTIP represents approximately 3.0% of the number of shares of our Class A Common Stock outstanding as of March 13, 2020.

◦
In 2019, 2018 and 2017, equity awards representing a total of approximately 4,941,861 shares, 1,790,289 shares and 2,987,500 shares, respectively, were granted under the Existing Plan, assuming target performance for our performance-based restricted stock units. This level of equity awards represents an annual equity burn rate of approximately 1.9%, 0.7% and 1.3%, respectively, and a three-year average burn rate of 1.3% of shares. Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the year by the weighted average number of shares outstanding during the period.

Benefits of the Amended and Restated LTIP
The Amended and Restated LTIP provides the Company with the flexibility to effectively use the shares under the Amended and Restated LTIP to provide incentives to our employees and other service providers. The Amended and Restated LTIP contains provisions we believe are consistent with best practices in equity compensation and which we believe further protect the interests of our stockholders. These include:

•
No Discounted Options or Stock Appreciation Rights. Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•
No Repricing Without Stockholder Approval. Other than in connection with certain corporate transactions, we may not reduce the exercise price of an option or stock appreciation right, exchange an option of stock appreciation right for a new award with a lower exercise price or cancel an option or stock appreciation right with an exercise price that is above the market value of a share for cash or other securities, in each case, unless such action is approved by the stockholders.

•
No Liberal Share Recycling. Shares used to pay the exercise price of an option or the withholding taxes related to an outstanding award, unissued shares resulting from the net settlement of stock-settled stock appreciation rights, and shares purchased by us in the open market using the proceeds of option exercises do not become available for issuance for future awards under the Amended and Restated LTIP.

•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Plan Administrator.

•	No Evergreen Provision. The Amended and Restated LTIP does not contain an “evergreen” feature pursuant to which the shares authorized for issuance can be automatically replenished.

•	No Automatic Grants. The Amended and Restated LTIP does not provide for automatic grants to any individual.

•	No Tax Gross-Ups. The Amended and Restated LTIP does not provide for any tax gross-ups.
In consideration of these factors, and the judgement of the Board and the Compensation Committee that awards under the Amended and Restated LTIP are valuable incentives and serve the ultimate benefit of stockholders by aligning more closely the interests of participants in the Amended and Restated LTIP with those of our stockholders, the Board and the Compensation Committee believe that it is necessary to increase the number of shares authorized under the Existing Plan to enable the Company to continue appropriately incentivizing new and existing employees.
Material Amendments included in the Amended and Restated LTIP
Increase in Number of Shares
The Amended and Restated LTIP will increase the number of shares of Class A Common Stock currently reserved for issuance under the Existing Plan by 8,250,000 shares. The following table sets forth the number of shares available for issuance pursuant to outstanding awards and future awards under the Existing Plan as of March 13, 2020:

Shares subject to outstanding stock options (1)	4,774,833
Shares subject to outstanding stock awards (2)	6,773,083
Shares available for future awards	3,791,701

(1)	As of March 13, 2020, options outstanding under the Existing Plan had a weighted average per share exercise price of $15.83 and a weighted average remaining term of 8.5 years.

(2)
Represents shares subject to time-based restricted stock and the shares subject to performance-based restricted stock units assuming target-level performance goal achievement. As of March 13, 2020, the weighted average remaining vesting term for restricted stock was 1.5 years.

As of March 13, 2020, the market value of a share of our common stock was $0.56.

Unless the Amended and Restated LTIP is authorized and approved by our stockholders, we believe the number of shares available for issuance under the Existing Plan will be insufficient to effectively achieve the Existing Plan’s purpose as a powerful incentive and retention tool for employees, directors and consultants that benefits all of our stockholders. We expect the Amended and Restated LTIP will enable us to continue our policy of equity ownership by employees, directors and consultants as an incentive to contribute to our success. Without sufficient equity awards to effectively attract, motivate and retain employees, we could be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the individual talent critical to the future success of our company. These cash replacement alternatives would then reduce the cash available for other important purposes such as enhancing our operating infrastructure, supporting our business growth and responding to business challenges or opportunities.
Extension of Termination Date
Unless terminated earlier pursuant to the terms of the Amended and Restated LTIP, the Amended and Restated LTIP will extend the termination date of the Existing Plan to March 16, 2030, the tenth anniversary of the date the Amended and Restated LTIP was approved by the Board. Upon termination, the Amended and Restated LTIP will continue to govern outstanding awards.
Vesting of Dividends and Dividend Equivalents
The Amended and Restated LTIP will provide that, with respect to any share of restricted stock or restricted stock units (including any such award that is subject to time-based vesting conditions), dividends and dividend equivalents which are paid prior to vesting will only be paid to the participant to the extent that the applicable vesting conditions have been satisfied and the share of restricted stock or restricted stock unit vests.
Acceleration
The Existing Plan provided that the Plan Administrator may, at any time, provide that any award under the Existing Plan will become immediately vested and fully or partially exercisable, and also provided that upon certain corporate transactions, including a change in control of the Company, the Plan Administrator may provide that any award under the Existing Plan shall vest and, to the extent applicable, become exercisable. These provisions have been removed in the Amended and Restated LTIP.
Minimum Vesting Requirements
The Amended and Restated LTIP provides that no award or portion thereof granted under the Amended and Restated LTIP may vest earlier than the first anniversary of the date the award is granted, and no award agreement may reduce or eliminate this minimum vesting requirement, provided that this minimum vesting requirement does not apply to substitute awards, awards delivered in lieu of fully vested cash-based awards (or other fully vested cash awards or payments), any awards to non-employee directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders, or any other awards that result in the issuance of an aggregate of up to 5% of the shares available for issuance under the Amended and Restated LTIP as of the effective date of the Amended and Restated LTIP.
Other Amendments included in the Amended and Restated LTIP
Removal of Provisions Relating to Section 162(m) of the Code
Prior to the enactment of the Tax Cuts and Jobs Act (the “TCJ Act”), an exception to Section 162(m) of the Code allowed performance-based compensation that met certain requirements to be tax deductible without regard to the deduction limits imposed by Section 162(m) of the Code. This qualified performance-based compensation exception was repealed as part of the TCJ Act. The Amended and Restated LTIP removes certain provisions which were otherwise required for awards to qualify as performance-based compensation under this exception prior to its repeal. Awards granted under the Existing Plan prior to November 2, 2017 may be grandfathered under the old law pursuant to certain limited transition relief provided by the TCJ Act.
Withholding Rate
Under the Amended and Restated LTIP, the Company may withhold (or allow the surrender of) shares to satisfy applicable federal, state, local and foreign taxes arising under the Amended and Restated LTIP based on the applicable (rather than the minimum) statutory withholding rates.
Summary of the Amended and Restated LTIP
This section summarizes certain principal features of the Amended and Restated LTIP. The summary is qualified in its entirety by reference to the complete text of the Amended and Restated LTIP, which is attached to this proxy statement as Annex A.

Eligibility and Administration
        Our employees, consultants and directors, and employees and consultants of our subsidiaries, will be eligible to receive awards under the Amended and Restated LTIP. As of March 13, 2020, we had 199 employees, no consultants and five non-employee directors who would be eligible to participate in the Amended and Restated LTIP.
        The Amended and Restated LTIP will be administered by our Board, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to, collectively, as the “Plan Administrator”), subject to the limitations imposed under the Amended and Restated LTIP, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The Plan Administrator will have the authority to take all actions and make all determinations under the Amended and Restated LTIP, to interpret the Amended and Restated LTIP and award agreements and to adopt, amend and repeal rules for the administration of the Amended and Restated LTIP as it deems advisable. The Plan Administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Amended and Restated LTIP, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Amended and Restated LTIP.
Shares Available for Awards
        An aggregate of 24,750,000 shares of Class A Common Stock will be available for issuance under the Amended and Restated LTIP, all of which may be issued upon the exercise of incentive stock options. Shares issued under the Amended and Restated LTIP may be authorized but unissued shares, shares purchased on the open market or treasury shares.
        If an award under the Amended and Restated LTIP expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, any unused shares subject to the award will again be available for new grants under the Amended and Restated LTIP. However, the Amended and Restated LTIP does not allow the shares available for grant under the Amended and Restated LTIP to be recharged or replenished with shares that:

•	are tendered or withheld to satisfy the exercise price of an option;

•	are tendered or withheld to satisfy tax withholding obligations for any award;

•	are subject to a stock appreciation right but are not issued in connection with the stock settlement of the stock appreciation right; or

•	are purchased on the open market with cash proceeds from the exercise of options.
        Awards granted under the Amended and Restated LTIP in substitution for any options or other stock or stock-based awards granted by an entity before the entity’s merger or consolidation with us (or any of our subsidiaries) or our (or any of our subsidiary’s) acquisition of the entity’s property or stock will not reduce the shares available for grant under the Amended and Restated LTIP, but will count against the maximum number of shares that may be issued upon the exercise of incentive stock options.
Awards
        The Amended and Restated LTIP provides for the grant of stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the Amended and Restated LTIP may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code. All awards under the Amended and Restated LTIP will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.

•
Stock Options and SARs.  Stock options provide for the purchase of shares of Class A Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The Plan Administrator will determine the number of shares covered by each option and SAR, the exercise price of each option and SAR and the conditions and limitations applicable to the exercise of each option and SAR. The exercise price of a stock option or SAR will not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•
Restricted Stock.  Restricted stock is an award of nontransferable shares of Class A Common Stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. Upon issuance of restricted stock, recipients generally have the rights of a stockholder with respect to such shares, which generally include the right to receive dividends and other distributions in relation to the award; however, dividends may be paid with respect to restricted stock only to the extent the vesting conditions have been satisfied and the restricted stock vests. The terms and conditions applicable to restricted stock will be determined by the Plan Administrator, subject to the conditions and limitations contained in the Amended and Restated LTIP.

•
RSUs. RSUs are contractual promises to deliver shares of Class A Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Class A Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights); however, dividend equivalents with respect to an award that are based on dividends paid prior to the vesting of such award will only be paid out to the holder to the extent that the vesting conditions are subsequently satisfied and the award vests. The Plan Administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the Plan Administrator, subject to the conditions and limitations contained in the Amended and Restated LTIP.

•
Other Stock or Cash Based Awards.  Other stock or cash based awards are awards of cash, fully vested shares of Class A Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Class A Common Stock or other property. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The Plan Administrator will determine the terms and conditions of other stock or cash based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions.

Minimum Vesting
The Amended and Restated LTIP provides that no award or portion thereof granted under the Amended and Restated LTIP may vest earlier than the first anniversary of the date the award is granted, and no award agreement may reduce or eliminate such minimum vesting requirement, provided that this minimum vesting requirement does not apply to substitute awards, awards delivered in lieu of fully vested cash-based awards (or other fully vested cash awards or payments), any awards to non-employee directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders, or any other awards that result in the issuance of an aggregate of up to 5% of the shares available for issuance under the Amended and Restated LTIP as of the effective date of the Amended and Restated LTIP
Prohibition on Repricing
        Under the Amended and Restated LTIP, the Plan Administrator may not except in connection with equity restructurings and certain other corporate transactions as described below, without the approval of our stockholders, authorize the repricing of any outstanding option or SAR to reduce its price per share, or cancel any option or SAR in exchange for cash or another award or an option or SAR with an exercise price per share that is less than the exercise price per share of the original award.
Certain Transactions
        In connection with certain corporate transactions and events affecting our Class A Common Stock, including a change in control, or change in any applicable laws or accounting principles, the Plan Administrator has broad discretion to take action under the Amended and Restated LTIP to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash or property, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the Amended and Restated LTIP and replacing or terminating awards under the Amended and Restated LTIP. In addition, in the event of certain non-reciprocal transactions with our stockholders, the Plan Administrator will make equitable adjustments to the Amended and Restated LTIP and outstanding awards as it deems appropriate to reflect the transaction.

Provisions of the Amended and Restated LTIP Relating to Director Compensation
        The Amended and Restated LTIP provides that the Plan Administrator may establish compensation for non-employee directors from time to time subject to the Amended and Restated LTIP’s limitations. The Plan Administrator will from time to time determine the terms, conditions and amounts of all non-employee director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation or other compensation and the grant date fair value of any equity awards granted under the Amended and Restated LTIP as compensation for services as a non-employee director during any fiscal year may not exceed $500,000. The Plan Administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Plan Administrator may determine in its discretion, subject to the limitations in the Amended and Restated LTIP.
Plan Amendment and Termination
        Our Board may amend or terminate the Amended and Restated LTIP at any time; however, no amendment, other than an amendment that increases the number of shares available under the Amended and Restated LTIP, may materially and adversely affect an award outstanding under the Amended and Restated LTIP without the consent of the affected participant and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The Amended and Restated LTIP will remain in effect until March 16, 2030, unless earlier terminated by our Board. No awards may be granted under the Amended and Restated LTIP after its termination.
Foreign Participants, Claw-back Provisions, Transferability and Participant Payments
        The Plan Administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to our existing clawback policy and any clawback policies that we may adopt in the future or provide for in the applicable award agreement. Except as the Plan Administrator may determine or provide in an award agreement, awards under the Amended and Restated LTIP are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the Plan Administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the Amended and Restated LTIP, and exercise price obligations arising in connection with the exercise of stock options under the Amended and Restated LTIP, the Plan Administrator may, in its discretion, accept cash, wire transfer or check, shares of Class A Common Stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the Plan Administrator deems suitable or any combination of the foregoing.
Material U.S. Federal Income Tax Consequences
        The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participant’s particular circumstances.
        ISO.    No income will be recognized by a participant for federal income tax purposes upon the grant or exercise of an ISO. The basis of shares transferred to a participant upon exercise of an ISO is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less, the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an ISO over the option price for the shares is generally an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an ISO, a participant may be subject to alternative minimum tax as a result of the exercise.
        NSOs.    No income is expected to be recognized by a participant for federal income tax purposes upon the grant of an NSO. Upon exercise of an NSO, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of an NSO will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant's employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. NSOs are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

        SARs.    There is expected to be no federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant's income.
        Restricted Stock.    If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.
If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefore. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.
        RSUs.    There will be no federal income tax consequences to either the participant or the employer upon the grant of RSUs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the RSUs in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant's income.
        Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant's income.
Limitations on the Employer’s Compensation Deduction. In general, under Section 162(m) of the Code, income tax deductions of publicly traded corporations may be limited to the extent total compensation for certain current or former executive officers exceeds $1 million in any one taxable year. Prior to the TCJ Act, the deduction limit did not apply to certain “performance-based” compensation established by an independent compensation committee which conformed to certain conditions stated under the Code and related regulations. The TCJA eliminated the performance-based compensation exemption, although compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 may be “grandfathered” and still qualify for the performance-based compensation exception under certain circumstances. In addition, newly proposed U.S. Department of Treasury regulations require a corporate partner to include its distributive share of compensation paid by a partnership to covered employees of the corporate partner for purposes of applying the Section 162(m) deduction limit for tax years ending after December 20, 2019. Accordingly, under Section 162(m), for 2019 and later tax years, subject to certain transition relief rules, we may be limited in our ability to deduct compensation paid to our covered employees in excess of $1 million.
Excess Parachute Payments.    Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an "excess parachute payment." Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the Amended and Restated LTIP upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

        Application of Section 409A of the Code.    Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, "non-qualified deferred compensation" includes equity-based incentive programs, including some stock options, SARs and RSU programs. Generally speaking, Section 409A does not apply to ISOs, non-discounted NSOs and appreciation rights if no deferral is provided beyond exercise, or restricted stock.
        The awards made pursuant to the Amended and Restated LTIP are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the Amended and Restated LTIP are not exempt from coverage. However, if the Amended and Restated LTIP fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.
        State and local tax consequences may in some cases differ from the federal tax consequences. The foregoing summary of the income tax consequences in respect of the Amended and Restated LTIP is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.
        The Amended and Restated LTIP is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.
Plan Benefits
        Awards under the Amended and Restated LTIP are subject to the discretion of the Plan Administrator and no determinations have been made by the Plan Administrator as to any future awards that may be granted pursuant to the Amended and Restated LTIP. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Amended and Restated LTIP. However, our directors and executive officers are eligible to receive awards under the Amended and Restated LTIP and could benefit from the grant of equity-based awards under the Amended and Restated LTIP.

Additional Prior Award Information
The following table sets forth, with respect to the individuals and groups identified therein, information regarding stock options, restricted stock awards and performance share awards that have been granted to such individuals and groups under the Existing Plan through March 13, 2020:

	Number of Stock Options(1)	Number of Restricted Stock Awards(2)	Dollar Value of Restricted Stock Awards(2)	Number of Performance Share Unit Awards(2) (3)	Dollar Value of Performance Share Unit Awards(2) (3)
Named Executive Officers:
Mark G. Papa, Chief Executive Officer	2,000,000	363,242	$203,416	—	$—
George S. Glyphis, Vice President and Chief Financial Officer	250,000	510,973	$286,145	252,615	$141,464
Sean R. Smith, Vice President and Chief Operating Officer	300,000	627,308	$351,292	322,640	$180,678
Davis O. O’Connor, Vice President and General Counsel	125,000	354,897	$198,742	172,692	$96,708
Brent P. Jensen, Vice President and Chief Accounting Officer	125,000	311,867	$174,646	124,725	$69,846
All Current Executive Officers as a Group (5 Persons)	2,800,000	2,168,287	$1,214,241	872,672	$488,696

Non-Employee Directors:
Maire A. Baldwin	—	74,346	$41,634	—	$—
Karl Bandtel	—	74,346	$41,634	—	$—
Jeffrey H. Tepper	—	75,467	$42,262	—	$—
Matthew G. Hyde	—	59,796	$33,486	—	$—
Steven J. Shapiro	—	46,002	$25,761	—	$—
Robert M. Tichio	—	—	$—	—	$—
David M. Leuschen	—	—	$—	—	$—
Pierre F. Lapeyre, Jr.	—	—	$—	—	$—
All Non-Employee Directors as a Group (8 Persons)	—	329,957	$184,776	—	$—

Each Associate of any of such Directors, Executive Officers or Nominees	—	—	$—	—	$—

Each other person who received or is to receive 5% of options, warrants or rights	—	—	$—	—	$—

All Non-Executive Officer Employees as a Group (250 Persons)(1)	2,819,000	5,434,761	$3,043,466	—	$—

(1)	Includes all current and former non-executive officers and employees.

(2)
Share numbers shown do not take into account shares subject to awards that that have been cancelled, forfeited or expired unexercised. The closing price per share of our common stock on March 13, 2020 was $0.56.

(3)
Amounts shown reflect attainment of the “target” level of performance. Upon the attainment of the “maximum” level of performance, the number of performance share awards and the dollar value of performance share awards as of March 13, 2020, based on closing price per share of our common stock on March 13, 2020 of $0.56, would be as follows:

	Number of Performance Share Unit Awards(1)	Dollar Value of Performance Share Unit Awards(1)
Named Executive Officers:
Mark G. Papa, Chief Executive Officer	—	—
George S. Glyphis, Vice President and Chief Financial Officer	252,615	$282,929
Sean R. Smith, Vice President and Chief Operating Officer	322,640	$361,357
Davis O. O’Connor, Vice President and General Counsel	172,692	$193,415
Brent P. Jensen, Vice President and Chief Accounting Officer	124,725	$139,692
All Current Executive Officers as a Group (5 Persons)	872,672	$977,393

(1)
Share numbers shown do not take into account shares subject to awards that that have been cancelled, forfeited or expired unexercised. The closing price per share of our common stock on March 13, 2020 was $0.56.

Interest of Certain Persons in the Amended and Restated LTIP
Stockholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the Amended and Restated LTIP because they may in the future receive awards under the Amended and Restated LTIP. Nevertheless, the Board believes that it is important to provide incentives and rewards for superior performance and the retention of experienced directors and officers by adopting the Amended and Restated LTIP.
Vote Required for Approval; Recommendation
    The approval and adoption of the Amended and Restated LTIP requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy that are entitled to vote and actually cast thereon at the Annual Meeting, voting as a single class. Abstentions and broker non-votes will have no effect on the outcome of the vote for this proposal.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED LTIP.

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG LLP, which has been our independent audit firm since November 18, 2016, has been appointed by our Audit Committee as our independent auditors for the fiscal year ending December 31, 2020, and our Audit Committee has further directed that the appointment of KPMG LLP be submitted for ratification by our stockholders at the Annual Meeting. We have been advised by KPMG LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent auditors and their clients. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.
Stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws, Corporate Governance Guidelines, committee charters or otherwise. However, our Board is submitting the appointment of KPMG LLP to our stockholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our Audit Committee, in its discretion, may appoint a different independent accounting firm at any time during the year if our Audit Committee determines that such a change would be in our and our stockholders’ best interests.
Principal Accounting Firm Fees
The table below sets forth the aggregate fees billed by KPMG, the Company’s independent registered public accounting firm, for the last two fiscal years.

	2018	2019
Audit fees (1)	$1,000,000	$1,100,000
Audit-related fees(2)	105,000	115,000
All other fees	—	—
Total	$1,105,000	$1,215,000

(1)
Audit fees are for the audit of the Company’s consolidated financial statements included in the applicable Form 10-K, including the audit of the effectiveness of the Company’s internal controls over financial reporting, the reviews of the Company’s financial statements included in the applicable Form 10-Q, and new accounting standard implementation.

(2)
For 2018 and 2019, audit-related fees were for work performed in connection with registration statements, capital market transactions, oil and gas property acquisitions, and other audit-related services.

Audit Committee Approval
On an annual basis, the Audit Committee reviews and pre-approves the Company engaging the independent registered public accounting firm for the following year. As part of this process, the Audit Committee pre-approves all audit and permitted audit-related services to be performed by the independent registered public accounting firm, including the fees relating thereto. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. All fees described in the table above were pre-approved by the Audit Committee.
Vote Required; Recommendation
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 requires the affirmative vote of a majority of shares of Common Stock present or represented by proxy at the meeting and entitled to vote on this proposal. Abstentions will have the same effect as a vote against this proposal. NASDAQ rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ANNUAL REPORT
Our annual report for the fiscal year ended December 31, 2019 accompanies this proxy statement.
OTHER BUSINESS
Our management does not know of any other matters to come before the Annual Meeting, and our Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If, however, any other matters do come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.
STOCKHOLDER PROPOSALS
If you wish to submit a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2021 annual meeting of stockholders, you must submit the proposal to our Secretary no later than November 11, 2020.
In addition, if you desire to bring business or nominate an individual for election or re-election as a director outside of Rule 14a-8 under the Exchange Act before our 2021 annual meeting, you must comply with our Bylaws, which currently require that you provide written notice of such business to our Secretary no earlier than December 30, 2020, and no later than the close of business on January 29, 2021, and otherwise comply with the advance notice and other provisions set forth in our Bylaws, which currently includes, among other things, the submission of specified information. For additional requirements, stockholders should refer to Article II, Section 2.7 and Article III, Section 3.3 of our Bylaws, a current copy of which may be obtained from our General Counsel.

AVAILABILITY OF CERTAIN DOCUMENTS
A copy of our 2019 Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement and proxy materials to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2019 Annual Report on Form 10-K including exhibits. Please send a written request to our General Counsel at:

Centennial Resource Development, Inc.
1001 17th Street, Suite 1800
Denver, Colorado, 80202
Attention: General Counsel

The charters for our Audit, Compensation and N&CG Committees, as well as our Corporate Governance Guidelines, our Policy for Accounting-Related Complaints, our Policy for Related Person Transactions, and our Code of Business Conduct and Ethics are posted in the Investor Relations portion of our website at www.cdevinc.com, and are also available in print without charge upon written request to our General Counsel at the address above.
Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our General Counsel at the address above, or by calling (720) 499-1400.
If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Annex A

CENTENNIAL RESOURCE DEVELOPMENT, INC. AMENDED AND RESTATED LONG TERM INCENTIVE PLAN (as amended and restated effective March 16, 2020)

ARTICLE I.
PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Article XI. This Plan constitutes an amendment and restatement of the Centennial Resource Development, Inc. 2016 Long-Term Incentive Plan (the “Existing Plan”). In the event that the Company’s stockholders do not approve this Plan, Awards granted under the Existing Plan will continue to be subject to the terms and conditions of the Existing Plan as in effect immediately prior to the date this Plan is approved by the Board.

ARTICLE II.
ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.
ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.
STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit.
4.2 Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards:  (i) Shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options.
4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 24,750,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $500,000. The Administrator may make exceptions to this limit for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, if on the last day of the term of an Option or Stock Appreciation Right the Fair Market Value of one Share exceeds the applicable exercise or base price per Share, the Participant has not exercised the Option or Stock Appreciation Right and remains employed by the Company or one of its Subsidiaries and the Option or Stock Appreciation Right has not expired, the Option or Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with its exercise. In such event, the Company shall deliver to the Participant the number of Shares for which the Option or Stock Appreciation Right was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash.
5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the end of the term of an Option or Stock Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant will terminate immediately upon the effective date of such Termination of Service).
5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:
(a)cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(b)if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c)to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;
(d)to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e)to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or
(f)to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.
6.2 Restricted Stock.
(a)Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. In addition, with respect to a share of Restricted Stock, dividends which are paid prior to vesting shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.
(b)Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.
6.3 Restricted Stock Units.
(a)Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.
(b)Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
(c)Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the Award vests.

ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS

Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.
8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a)To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(c)To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;
(d)To replace such Award with other rights or property selected by the Administrator; and/or
(e)To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
8.3 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty days before or after such transaction.
8.4 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
9.4 Termination of Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.
9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rate (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
9.6 Amendment of Award; Prohibition on Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not except pursuant to Article VIII, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.
9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
9.8 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii)

one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE X.
MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any Subsidiary. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.
10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3 Effective Date and Term of Plan. The Plan, as amended and restated, shall become effective as of the Amendment Date. In the event that the Company’s stockholders do not approve this Plan, Awards granted under the Existing Plan will continue to be subject to the terms and conditions of the Existing Plan as in effect immediately prior to the date this Plan is approved by the Board. Unless earlier terminated by the Board, the Plan will remain in effect until the tenth anniversary of the Amendment Date, but Awards previously granted may extend beyond that date in accordance with the Plan.
10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
10.6 Section 409A.
(a)General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company and its Subsidiaries will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b)Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10.9. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
10.13 Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement.
10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
10.17 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
10.18 Section 162(m) Limitations. Notwithstanding any other provision of the Plan or any Award, each Award made under the Existing Plan prior to November 2, 2017 that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code prior to its repeal or is otherwise not subject to the deduction limitation of Section 162(m) of the Code because it was granted to an individual who was not considered a “covered employee” under Section 162(m) of the Code (each such Award, a “Section 162(m) Award”) shall be subject to any additional limitations as the Administrator determines necessary for such Section 162(m) Award to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code prior to its repeal or to otherwise be exempt from Section 162(m) of the Code pursuant to the transition relief rules in the Tax Cuts and Jobs Act of 2017, and to the extent any of the provisions of the Plan or any Award would cause any Section 162(m) Award to fail to so qualify or to otherwise be so exempt, any such provisions shall not apply to such Award to the extent necessary to ensure the continued qualification or exemption of such Award. To the extent permitted by applicable law, the Plan and any such Award shall be deemed amended to the extent necessary to conform to such requirements. To the extent necessary with respect to Section 162(m) Awards, the Administrator shall be comprised solely of two or more directors intended to qualify as “outside directors” for purposes of Section 162(m) of the Code.
10.19 No Fractional Shares. Notwithstanding any provision in the Plan to the contrary, no fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
10.20 Section 83(b) Elections Prohibited. No Participant may make an election under Section 83(b) of the Code, or any successor section thereto, with respect to any Award without the consent of the Administrator, which the Administrator may grant or withhold in its discretion.
10.21 Award Vesting Limitations. Notwithstanding any other provisions of the Plan to the contrary, but subject to Section 8.2, no Award (or portion thereof) granted under the Plan shall vest earlier than the first anniversary of the date the Award is granted, and no Award Agreement shall reduce or eliminate such minimum vesting requirement, provided, however, that, notwithstanding the foregoing, the minimum vesting requirement of this Section 10.21 shall not apply to: (a) any Substitute Awards, (b) any Awards delivered in lieu of fully-vested cash-based Awards (or other fully-vested cash awards or payments), (c) any Awards to non-employee directors for which the vesting period runs from the date of one annual meeting of the

Company’s stockholders to the next annual meeting of the Company’s stockholders, or (d) any other Awards granted by the Administrator from time to time that result in the issuance of an aggregate of up to 5% of the shares available for issuance under Section 4.1 as of the Amendment Date, provided that nothing in this Section 10.21 limits the ability of an Award to provide that such minimum vesting restrictions may lapse or be waived upon the Participant’s death or disability, subject to Section 9.6.

ARTICLE XI.
DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:
11.1“Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.
11.2“Amendment Date” means the date on which this Plan, as amended and restated, is approved by the Board, subject to approval of this Plan by the Company’s stockholders.
11.3“Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
11.4“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.
11.5“Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
11.6“Board” means the Board of Directors of the Company.
11.7“Cause” means (i) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s Disability); (B) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (C) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (D) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; or (E) the Participant’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries.
11.8“Change in Control” means and includes each of the following:
(a)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
11.9“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
11.10“Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
11.11“Common Stock” means the Class A common stock of the Company.
11.12“Company” means Centennial Resource Development, Inc., a Delaware corporation, or any successor.
11.13“Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.
11.14“Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.15“Director” means a Board member.
11.16“Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.
11.17“Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.18“Employee” means any employee of the Company or its Subsidiaries.
11.19“Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
11.20“Exchange Act” means the Securities Exchange Act of 1934, as amended.
11.21“Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
11.22“Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.
11.23“Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.24“Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.
11.25“Option” means an option to purchase Shares.
11.26“Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.
11.27“Overall Share Limit” means 24,750,000 Shares, which amount is inclusive of the number of Shares issued or transferred pursuant to Awards under the Existing Plan.
11.28“Participant” means a Service Provider who has been granted an Award.
11.29“Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; individual business objectives; production or growth in production; reserves or added reserves; growth in reserves per share; inventory growth; environmental, health and/or safety performance; effectiveness of hedging programs; improvements in internal controls and policies and procedures; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. Any performance goals that are financial metrics may be determined in accordance with U.S. Generally Accepted Accounting Principles, in accordance with accounting principles established by the International Accounting Standards Board, or may be adjusted when established to include or exclude any items otherwise includable or excludable under U.S. Generally Accepted Accounting Principles or under the accounting principles established by the International Accounting Standards Board. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.
11.30“Plan” means this 2016 Long Term Incentive Plan, as amended or restated from time to time.

11.31“Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.32“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.
11.33“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
11.34“Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.35“Securities Act” means the Securities Act of 1933, as amended.
11.36“Service Provider” means an Employee, Consultant or Director.
11.37“Shares” means shares of Common Stock.
11.38“Stock Appreciation Right” means a stock appreciation right granted under Article V.
11.39“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.40“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
11.41“Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D04543-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

1. To elect three Class I directors, each for a term of three years.

Nominees:	**For**	**Against**	**Abstain**
1a. Maire A. Baldwin	☐	☐	☐
1b. Steven J. Shapiro	☐	☐	☐
1c. Robert M. Tichio	☐	☐	☐

Note: In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date